Exhibit 2.1

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

By this instrument,

(a)            MINERAÇÃO NAQUE S.A., a corporation, with head office in the City of Rio de Janeiro, in the State of Rio de Janeiro, at Avenida Graça Aranha, 26, 3rd floor - part, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 33.931.486/0001-30, herein represented pursuant to its Bylaws, hereinafter referred to as “Buyer”;

(b)            BUNGE FERTILIZANTES S.A., a corporation, with head office in the City of São Paulo, in the State of São Paulo, at Avenida Maria Coelho Aguiar, 215, Block D, 5th floor, Zip Code 05805-000, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 33.931.486/0001-30, herein represented pursuant to its Bylaws, hereinafter referred to as “BFE”; and

(c)            BUNGE BRASIL HOLDINGS B.V., a company duly organized and existing under the laws of Holland, with head office in Weena, 320, 3012, NJ Rotterdam, Netherlands, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 06.051.618/0001-67, herein represented by its attorney(s)-in-fact, hereinafter referred to as “BBH” and, jointly with BFE, the “Sellers”;

The Sellers and the Buyer are hereinafter individually referred to as “Party” and, jointly, as “Parties”; and

(d)            VALE S.A., a corporation, with head office in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Graça Aranha, no. 26, Zip Code 20030-900, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 33.592.510/0001-54, herein represented pursuant to its By-laws, hereinafter referred to as “Vale”;

(e)            BUNGE LIMITED, a company organized and existing under the laws of Bermudas, with head office in the City of White Plains, State of New York, in the United States of America, at 50 Main Street, enrolled with the Brazilian Federal Taxpayers’

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Registry (CNPJ/MF) under No. 05.711.484/0001-49, herein represented by its attorney(s)-in-fact, hereinafter referred to as “Bunge Ltd.”;

WHEREAS, as of the date hereof, the Sellers directly hold 917,932,127 (nine hundred seventeen million, nine hundred thirty two thousand one hundred and twenty seven) common shares (“Purchased Shares”), representing 100% (one hundred percent) of the total and voting capital stock of BPI — Bunge Participações e Investimentos S.A., a corporation, with head office in the City of São Paulo, State of São Paulo, at Avenida Maria Coelho Aguiar, No. 216, Block D, 5th floor, Suite A, Jardim São Luís, Zip Code 05804-900, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 08.404.776/0001-89, having its by-laws filed before JUCESP under NIRE 35.300.335.805 (“Company”);

WHEREAS the Company is the holder of rights on the establishments, activities, obligations, assets and mineral rights listed in Exhibit I, consisting of the units located in the Cities of Cubatão, Cajatí and Guará, in the State of São Paulo, and in the City of Araxá, in the State of Minas Gerais (“Establishments”) and other assets and mineral rights also listed in the Exhibit I (“Assets”);

WHEREAS the Company also holds direct equity interests in IFC - Indústrias de Fosfatados Catarinense Ltda., a limited liability company, with head office in the City of Anitápolis, State of Santa Catarina, at Estrada G do Rio dos Pinheiros, km 7,5, Bairro Anitápolis, Zip Code 88475-000, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 75.346.304/0001-04, having its by-laws filed before JUCESC under NIRE 42.201.743.731 (“IFC”), Fosbrasil S.A., a corporation, with head office in the City of São Paulo, State of São Paulo, at Rua Flórida, 1703, 12th floor, CEP 04565-001, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 54.091.707/0001-80, having its by-laws filed before JUCESP under NIRE 35.300.108.876 (“Fosbrasil”), Fertifos Administração e Participação S.A., a corporation, with head office in the City of São Paulo, State of São Paulo, at Avenida Engenheiro Luiz Carlos Berrini, 1681, 9th floor, CEP 04571-011, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 69.021.251/0001-59, having its by-laws filed before JUCESP under NIRE 35.300.135.041 (“Fertifos”) and Fertilizantes Fosfatados S.A. - Fosfertil, a corporation, with head office in the City of Uberaba, State of Minas Gerais, at Estrada da Cana, Km 11, CEP 38031-110, Bairro Industrial Delta, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 19.443.985/0001-58, having its by-laws filed before JUCEMG under NIRE 31.300.035.476 (“Fosfertil”), and also holds indirect equity

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

interests, by means of Fertifos, in Fosfertil itself, and by means of Fosfertil, in Ultrafertil S.A., a corporation, with head office in the City of Cubatão, State of São Paulo, at Avenida Bernardo Geisel Filho, s/n, Bairro Raiz da Serra, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 02.476.026/0001-36, having its by-laws filed before JUCESP under NIRE 35.300.160.185 (“Ultrafertil”) and UF Distribuidora de Combustíveis Ltda., a limited liability company, with head office in the City of Araucária, State of Paraná, at Rua Dr. Eli Volpato No. 999, Zip Code 83707-720, enrolled with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 03.987.032/0001-10, having its articles of association filed before JUCEPAR under NIRE 41.204.368.026 (“UF Distribuidora”), it being understood that any and all such direct and indirect equity interests held by the Company are indicated in the Exhibit II (“Equity Interests Held by the Company”);

WHEREAS, subject to the terms and conditions set forth herein, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers the Purchased Shares, free and clear of any and all Liens, including the Company’s total assets consisting of the set of the Equity Interests Held by the Company and the Establishments and Assets, which correspond to the business of fertilizers relating to the manufacturing of  phosphate and nitrogen of the Bunge group in Brazil;

WHEREAS, Bunge Ltd. is an intervening party at this Agreement with the exclusive purpose of guaranteeing the obligations assumed and the representation and warranties issued by the Sellers pursuant to Section 9.7.2,

WHEREAS, Vale is an intervening party at this Agreement with the exclusive purpose of guaranteeing the obligations assumed and the representation and warranties issued by the Buyer pursuant to Section 9.7.1 and to assume the non-compete obligations set forth in Section 9.8,

NOW, THEREFORE, the parties decide to enter into this Share Purchase and Sale Agreement and Other Covenants (“Agreement”), which shall be governed by the following terms and conditions:

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

1.             DEFINITIONS

1.1.          The terms listed below, when used herein (including the Exhibits hereto), in capital letters, both in singular and plural, and its variations, shall have the meanings set forth below:

Adjustment Payment Date	shall have the meaning attributed to it in Section 3.3(b).

Adjustment Value	shall have the meaning attributed to it in Section 3.2.2.

Affiliate	means, with respect to any given Person, any other Person who, whether directly or indirectly, Controls, is Controlled by or is under the common Control of, any such given Person.

Agreement	means this Share Purchase and Sale Agreement and Other Covenants, including the Exhibits hereto.

Arbitration Court	shall have the meaning attributed to it in Section 9.12.1.

Assets	shall have the meaning attributed to it in the preamble.

Base Date	shall have the meaning attributed to it in Section 3.2.

Base Price	shall have the meaning attributed to it in Section 3.1.

BBH	means Bunge Fertilizantes S.A., qualified in the preamble hereof.

BFE	means Bunge Limited, qualified in the preamble hereof.

Brazilian Corporate Law	means Law nº 6.404, of December 15, 1976, as amended.

Bunge Ltd.	means Bunge Limited qualified in the preamble hereof

Bunge Maroc	means Bunge Maroc, identified in the preamble hereof.

Bunge Maroc Agreement	means the agreement between Koninklijke Bunge B.V and

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Vale, substantially in accordance with the draft attached hereto as Exhibit 1.1(A).

Business Day

means any day, other than Saturdays, Sundays or any given day where the financial institutions are required or authorized by operation of law to remain closed in the City of São Paulo, in the State of São Paulo, or in the City of Rio de Janeiro, in the State of Rio de Janeiro.

Buyer	means Mineração Naque S.A., qualified in the preamble hereof.

Buyer’s Indemnifiable Parties	shall have the meaning attributed to it in Section 8.1.

Buyer’s Independent Auditors	shall have the meaning attributed to it in Section 3.2.1.

CCBC	shall have the meaning attributed to it in Section 9.12.

Changes of the Fixed Assets	shall have the meaning attributed to it in Section 3.2.1.

CIMPOR Agreement

shall mean the Limestone Supply Agreement executed on June 25, 1997, originally between Serrana de Mineração Ltda. and Sociedade de Cimentos do Brasil Ltda., and having as intervening parties Bunge International Ltd., Serrana S.A. and CIMPOR — Cimentos de Portugal, S.G.P.S, S.A.

Closing	shall have the meaning attributed to it in Section 4.1.

Closing Confirmation Notice	shall have the meaning attributed to it in Section 5.3.

Closing Date	shall have the meaning attributed to it in Section 5.3.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Company	means BPI — Bunge Participações e Investimentos S.A., qualified in the preamble hereof.

Conditions Precedent	mean the conditions precedent to the Parties’ obligation to perform the Closing, in accordance with Sections 5.1 and 5.2 hereof.

Dispute	shall have the meaning attributed to it in Section 9.12.

Control	shall have the meaning set forth in Article 116 of the Brazilian Corporate Law.

Conversion	shall have the meaning attributed to it in Section 3.1.1.

CVM	means the Brazilian Securities and Exchange Commission.

DARF	means the Federal Revenue Collection Document.

Defense	shall have the meaning attributed to it in Section 8.7.4.

Dispute Notice	shall have the meaning attributed to it in Section 9.12.

DNPM	means National Department of Mineral Production, linked to the Ministry of Mines and Energy.

Environmental Investments	shall have the meaning attributed to it in Section 6.13.

Equity Interests Held by the Company	shall have the meaning attributed to it in the preamble hereof.

Establishments	shall have the meaning attributed to it in the preamble hereof.

Estimated Value — Environmental	shall have the meaning attributed to it in Section 6.13(B).

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Estimated Value - Plant	shall have the meaning attributed to it in Section 6.13(A).

Fertifos	means the Fertifos Administração e Participação S.A., identified in the preamble hereof.

Fertifos By-laws	means the Fertifos by-laws in force as of this date, whose copy is attached hereto as Exhibit 8.4(d).

Fertifos Shareholders’ Agreement	means the Fertifos shareholders agreement entered into on December 7th, 2001, which copy is attached hereto as Exhibit 8.4(d).

Final Net Indebtedness	shall have the meaning attributed to it in Section 3.2.1.

Final Working Capital	shall have the meaning attributed to it in Section 3.2.1.

Fosbrasil	means Fosbrasil S.A., qualified in the preamble hereof.

Fosfertil	means Fosfertil, qualified in the preamble hereof.

Governmental Authority

means the Federative Republic of Brazil and any other country, and the respective States and Cities, or any other political subdivision thereof, whether at federal, state or municipal level, or any governmental agency, department or instrumentality of such government or political subdivision.

IFC	means IFC - Indústria de Fosfatados Catarinense Ltda., qualified in the preamble hereof.

IGP-M/FGV

means the General Market Price Index, as disclosed by Fundação Getúlio Vargas, or in the lack thereof, any other index which substitutes the IGP-M or, in the event of lack of any substitute index, any other index mutually selected by the Parties.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Indemnifying Party	shall have the meaning attributed to it in Section 8.7.

Initial Net Indebtedness	shall have the meaning attributed to it in Section 3.2.

Initial Working Capital	shall have the meaning attributed to it in Section 3.2.

INPI	means the National Institute of Industrial Property.

Interested Parties	shall have the meaning attributed to it in Section 9.12.

JUCEMG	means the Trade Board of the State of Minas Gerais

JUCEPAR	means the Trade Board of the State of Paraná.

JUCESC	means the Trade Board of the State of Santa Catarina.

JUCESP	means the Trade Board of the State of São Paulo.

Lien

means any actual or personal liens, restrictions and encumbrances, whether judicial or extrajudicial, including any pledges, mortgages, fiduciary sales, easements and servitudes, charges, options, preemptive rights, usufructs, jurisdictions, adverse possessions, wrongful possessions, litigations, pension, attachment, seizure and any other claims of any nature whatsoever.

Liquid Assets	means amounts available in cash, bank accounts and financial investments.

Losses	shall have the meaning attributed to it in Section 8.1.

Mineral Rights	mean the mineral rights listed in Exhibit 1.1 (E).

Negotiation Closing Notice	shall have the meaning attributed to it in Section 9.12.1.

OCP	means Office Cherifien des Phosphates, a company

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

organized and existing under the laws of Morocco.

Party or Parties	mean(s) the Sellers and the Buyer, jointly or individually, as the case may be.

Payment Notice	shall have the meaning attributed to it in Section 8.7.

Permits

means all permits, licenses, concessions, consents, registries, approvals and authorizations from any Persons or Governmental Authorities, that are required for a Person to hold the rights, own or fully operate the Assets and the Establishments, as currently held, used and/or operated, in line with past practices.

Person

means any natural or legal person, or unincorporated entities, including, without limitation, companies of any kind, in fact or by operation of law, consortium, partnership, association, joint venture, investment funds and universal succession.

Plant	shall have the meaning attributed to it in Section 6.13.

Porto do Rio Grande Agreement	means the agreement between BFE and Vale, substantially in the form of the draft attached hereto as Exhibit 1.1(B).

Purchase Price	shall have the meaning attributed to it in Section 3.1.

Purchased Shares	shall have the meaning attributed to it in the preamble.

Relevant Employee

means any (i) officer/director, (ii) manager, (iii) employee with completed college degree and professional experience of, at minimum, 3 (three) years in the Company and/or any of the Subsidiaries, and (iv) any technical employee, without completed college degree and with professional experience of, at minimum 5 (five) years in the Company and/or any of the Subsidiaries.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Review Notice	shall have the meaning attributed to it in Section 3.2.1.

SBDC

means the Brazilian Antitrust System, comprised of the Brazilian antitrust entities or any other agencies or instrumentalities which may come to exercise any such function, including, without limitation, the Economic Defense Administrative Council (CADE), the Economic Monitoring Department (SEAE) and the Economic Law Department (SDE).

Seller or Sellers	means, jointly or individually, BFE and BBH, qualified in the preamble hereof.

Sellers’ Indemnifiable Parties	shall have the meaning attributed to it in Section 8.4.1

Sellers’ Independent Auditors	shall have the meaning attributed to it in Section 3.2.1.

Sellers’ Knowledge

means the effective knowledge, without any independent investigation, (i) of the Sellers, in the capacity of shareholders of joint-stock companies (sociedades anônimas), (1) as controlling shareholders, in the case of the Company, Fertifos, Fosfertil, Ultrafertil and UF Distribuidora, or (2) not controlling shareholders, in the case of IFC and Fosbrasil, and (ii) the officers and directors elected by the Sellers, in any case ((i) and (ii)), in accordance with applicable regulations required to be complied with in any specific situation, including, without limitation, the Brazilian Corporate Law, in accordance with the CVM rules.

Service Agreement	means the administrative support agreement between BFE, as provider, and the Company, as recipient, which copy is attached hereto as Exhibit 1.1(D).

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Subsidiaries	mean, either jointly or individually, Fertifos, Fosfertil, Ultrafertil, UF Distribuidora, Fosbrasil and IFC.

Supply Agreement	means the supply agreement between the Company, as suppliers, and BFE, as buyer, substantially in the form of the draft attached hereto as Exhibit 1.1(C).

Tax

means any taxes, including, without limitation, any duties, contributions and fees of any nature whatsoever, emoluments, rights, charges or similar taxes (and respective interest, fines, penalties, monetary restatement and surtaxes charged with respect therewith) already charged or to be charged by any governmental tax authority or any other governmental authority, whether federal, state, municipal or any other, such as, for example, income taxes, income tax withheld at source, consumption taxes, ad valorem taxes, added value taxes, social and/or social security contributions, contributions of any nature relating to the intervention on the economic domain (CIDE), contributions to the Unemployment Guarantee Fund (FGTS), financial compensation for the exploration of mineral resources (CFEM), annual fee per hectare (TAH), tenant’s participation, environmental control and inspection fee (TCFA), payroll taxes, taxes on financial transactions, on personal and real properties, on transfer license, sales, use, employment and services.

Third Party’s Claim	shall have the meaning attributed to it in Section 8.7.2.

Tie-Breaker	shall have the meaning attributed to it in Section 3.2.1.

Transaction Documents	mean this Agreement, the Service Agreement, the Supply Agreement, the Porto do Rio Grande Agreement and the Bunge Maroc Agreement and their respective Exhibits .

UF Distribuidora	means UF Distribuidora, qualified in the preamble hereof.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Ultrafertil	means Ultrafertil S.A., qualified in the preamble hereof.

Vale	means Vale S.A., qualified in the preamble hereof.

1.2.          Headings. The headings of the Sections hereof are for reference only and shall not affect the meaning or construction of this Agreement on any account whatsoever.

2.             PURCHASE AND SALE OF SHARES

2.1.          Purchase and Sale of Purchased Shares. On the Closing Date, upon cumulative verification or waiver, as the case may be, of any and all Conditions Precedent, the Sellers undertake to sell to the Buyer, and the Buyer undertakes to purchase from the Sellers, the Purchased Shares, free and clear of any Lien, with any and all rights inherent thereto, including, without limitation, any dividends and other bonuses.

2.1.1.       The purchase of the Purchased Shares includes the indirect and joint acquisition, by the Buyer, of the Establishments, Assets and the Equity Interests Held by the Company, free and clear of any Liens, except as otherwise described in the Exhibit 7.1(C) and Exhibit 8.4(d) hereto, with any and all rights inherent thereto, including, without limitation, any dividends and other bonuses.

3.             PURCHASE PRICE; PAYMENT

3.1.          Purchase Price. The purchase price of the Purchased Shares is three billion, eight hundred million United-States dollars (US$3,800,000,000) (“Base Price”) reduced or increased by the Adjustment Value (“Purchase Price”).

3.1.1.       Exchange Rate. For any and all purposes hereof, whenever the values denominated in US$ (U.S. dollars) need to be exchanged into the Brazilian currency, it will be used the average purchase and selling closing rate for US$, as disclosed by the Central Bank of Brazil in SisBacen, PTAX-800 transaction, currency 220, Option 5, on the Business Day immediately prior to the exchange date (“Exchange Rate”).

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

3.2.          Adjustment. The Base Price, among other aspects, took into consideration (i) the Company’s stand alone Working Capital on December 31, 2009 (“Base Date”) of two hundred and twenty one million, thirty-one thousand one hundred seventy-eight reais (R$221,031,178.00), adjusted to reflect the exclusion of the inventory in the amount of fifty nine million, nine hundred forty nine thousand, two hundred seventy four reais (R$59,949,274.00) (“Initial Working Capital”), and (ii) the Company’s stand alone Net Indebtedness on the Base Date, of fifty thousand, nine hundred and seventy one reais (R$50,971.00) (“Initial Net Indebtedness”), provided that: (i) the “Working Capital” is difference between all existing accounts of the current assets and current liabilities of the Company, excluding the Liquid Assets and the short term indebtedness; and (ii) the “Net Indebtdness” is the difference between the Liquid Assets and the short and long terms Indebtedness of the Company, calculated in conformity with the criteria and statements comprising the Exhibit 3.2(A), based on the Company’s full pro forma and unaudited financial statements, calculated as of the Base Date, prepared in accordance with the accounting practices adopted in Brazil and in line with past practices, attached hereto in the form of Exhibit 3.2(B) (“Financial Statements”).

3.2.1.        Within up to 30 (thirty) Business Days after the Closing Date, the Sellers shall deliver to the Buyer a notice, as set forth in Section 9.1 below (“Review Notice”), containing the opinion prepared by Deloitte Touche Tohmatsu — Auditores Independentes (“Sellers’ Independent Auditors”), which  shall specify the Company’s Working Capital value on the Closing Date (“Final Working Capital”) and the Company’s Net Indebtedness on the Closing Date (“Final Net Indebtedness”), calculated in reliance upon the same criteria used in connection with the calculation of the Initial Working Capital and Initial Net Indebtedness set forth in Section 3.2 above, as well as the net changes of  the fixed assets (except for depreciation, amortization and depletion) incurred between the Base Date and the Closing Date (“Changes of the Fixed Assets”). The Buyer shall have a period of 15 (fifteen) Business Days to analyze the Review Notice through  PriceWatehouseCoopers - Auditores Independentes (“Buyer’s Independent Auditors”) and submit the Buyer’s acceptance with respect thereto or qualifications and objections relating to the Final Working Capital, the Final Net Indebtedness and the Changes of the Fixed Assets, by means of a notice in writing delivered to the Sellers, as set forth in Section 9.1 below. In the event of any qualifications or objections submitted by the Buyer, KPMG — Auditores Independentes (“Tie-Breaker”) shall issue a final and conclusive opinion solely with respect to the disputed accounts and subaccounts, shall establish the Final Working Capital, the Final Net Indebtedness and the Changes of the Fixed Assets, within a period of 15 (fifteen) Business Days counted from the appointment thereof, upon delivery of notice in writing to

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

the Parties. The opinion issued by the Tie-Breaker shall be accepted by the Parties as final and not subject to review.

3.2.2.        The adjustment value relating to the Base Price (“Adjustment Value”) shall be calculated in accordance with the methodology set forth in the Exhibit 3.2.2, taking into account the sum of (x) + (y) + (z) – (w), being (x) the Final Working Capital less the Initial Working Capital, (y) the Final Net Indebtedness less the Initial Net Indebtedness, (z) the Changes of the Fixed Assets, and (w) the amounts corresponding to the costs, expenses, Taxes  and other fees related to the transfer of the inventory referred to in Section 3.2.2, as set forth in Section 6.12. For merely illustrative purposes, the Exhibit 3.2.2 contains an example of calculation of the Adjustment Value.

3.2.3.        The Sellers and the Buyer, as the case may be, shall cause the Company to cooperate with, and authorize and grant full access to, the respective representatives, advisors and the Buyer’s Independent Auditors, the Sellers’ Independent Auditors and the Tie-Breaker, if applicable, to the documents, books, records and information necessary to prepare the Review Notice and the checking and review thereof, for purposes of compliance with the provisions set forth in Section 3.2.1.

3.3.          Payment. The Purchase Price shall be paid as follows:

(a)            the value corresponding to 100% (one hundred percent) of the Base Price shall be paid by the Buyer to the Sellers, on the Closing Date, concurrently with the transfer of the Purchased Shares, as set forth in Section 4.2 (b) below, as follows: (i) the portion corresponding to one billion, six hundred forty nine million, nine hundred sixty thousand United-States dollars (US$1,649,960,000.00) shall be paid to BFE, in Brazilian currency, at the Exchange Rate applicable to the cash settlement on the Closing Date, by means of the transfer of available funds to the bank account owned by the aforesaid Seller to be communicated in writing to the Buyer at least 3 (three) Business Days before the Closing Date; and (ii) the outstanding portion of two billion, one hundred and fifty million, forty thousand United-States dollars (US$2,150,040,000.00), in conformity with the provisions set forth in Section 3.4 below, shall be paid to BBH, by means of the performance of the corresponding foreign exchange transaction, to be contracted by the Buyer with any bank or institution authorized to operate in the foreign exchange market, for purposes of remittance thereof to the bank account owned by BBH to be communicated in writing to the Buyer at least 3 (three) Business Days before the Closing Date; and

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(b)            on the 5th (fifth) Business Day (as defined in Section 5.3.1) counted, based on delivery, (i) from the Buyer’s declaration to the Sellers, confirming the Review Notice; or (ii) from the final and conclusive opinion issued by the Tie-Breaker to the Parties, if the Buyer submits any qualifications and objections to the Review Notice (“Adjustment Payment Date”), the value corresponding to the Adjustment Value shall be: (i) paid by the Buyer to the Sellers, proportionally and in accordance with the method and procedures set forth in item (a) above, by means of the transfer of immediately available funds, to BFE in Brazilian currency and to BBH in U.S. dollars at the Exchange Rate applicable to the financial settlement on the payment date provided herein, in conformity with the provisions set forth in Section 3.4, to the bank account to be indicated in writing by the Sellers, as set forth in Section 9.1 below, up to the 3rd (third) Business Day immediately prior to the Adjustment Payment Date, if the Adjustment Value corresponds to a positive value; or (ii) reimbursed by the Sellers to the Buyer, by means of the transfer of immediately available funds to the bank account to be indicated in writing by the Buyer, as set forth in Section 9.1 below, up to the 3rd (third) Business Day immediately prior to the Adjustment Payment Date, if the Adjustment Value corresponds to a negative value.

3.4.          Withholding of Income Tax. Pursuant to the applicable legislation, the Buyer shall withhold the income tax levied on the remittance of the Purchase Price to BBH, if any, based on the value(s) indicated upon delivery of notice to the Buyer, as set forth in Section 9.1 below, up to the 2nd (second) Business Day immediately prior to the date in which each payment due to BBH shall be made as set forth herein. The Buyer shall deliver to BBH, on the date of each payment made to BBH, a certified copy of the DARF corresponding to the withholding carried out, in reliance upon BBH’s instructions to be provided in writing to the Buyer, with minimum prior notice of 2 (two) Business Days counted from each withholding date, which cost of acquisition shall rely on the updated register included in SisBacen relating to BBH’s foreign investment in the Company (RDE-IED). The Sellers shall be held liable for the calculation of the tax to be withheld by the Buyer, as set forth in this Section, and shall undertake to defend, indemnify and hold the Buyer harmless from and in respect of, without limitation of term or value, any potential claims and Losses arising out of the withholding set forth herein.

3.5.          Default. If any of the payments set forth in this Section 3 is not made on timely basis, or if any such payments are partially made, the defaulting Party shall be required to pay, in addition to the value due and not paid (i) a fine in arrears corresponding to a percentage rate of 2% (two percent) per Business Day in arrears, up to 10% (ten percent) of the value due and not paid, and (ii) interest in arrears at the percentage rate of 12% (twelve

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

percent) per annum, calculated on pro rata basis, adjusted by the variation of the IGP-M/FGV, counted from the maturity date up to the actual payment date.

4.             CLOSING

4.1.          Closing. On the Closing Date, the Parties undertake to complete the purchase and sale of the Purchased Shares (“Closing”), in the office of Souza Cescon, Barrieu e Flesch Advogados, located in the City of São Paulo, State of São Paulo, at Rua Funchal, 418, 11º andar, CEP 04551-060.

4.2.          Buyer’s Obligations. On Closing, the Buyer or Vale, as the case may be, shall perform the following actions:

(a)            the Buyer shall pay the Base Price to the Sellers, in conformity with Sections 3.3 (a)  and 3.4;

(b)            the Buyer shall sign the transfer instruments relating to the registered shares issued by the Company, in the Company’s Share Transfer Register Book, whereby the Sellers shall assign and transfer to the Buyer, and the Buyer shall receive from the Sellers, the Purchased Shares, free and clear of any and all Liens;

(c)            the Buyer and Vale shall authorize the Company to enter into the Supply Agreement and the Service Agreement;

(d)            Vale shall enter into Porto do Rio Grande Agreement and Bunge Maroc Agreement;

(e)            the Buyer and Vale shall execute and deliver to the Sellers a statement according to which Buyer and Vale expressly assume, without any exception, all obligations of BFE (in the capacity of Serrana S.A.’s successor) and Bunge Ltd. under the CIMPOR Agreement, with the release of Sellers and Bunge Ltd. from their obligations thereto; and

(f)             the Buyer shall confirm, in writing, that the representations and warranties provided by the Buyer in this Agreement and in the Exhibits hereto are true and accurate in all material aspects on the Closing Date.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

4.3.          Sellers’ Obligations. On Closing, each of the Sellers, as the case may be, shall perform the following actions:

(a)            the Sellers shall deliver to the Buyer the receipt and settlement of the portion of the Base Price relating to each Seller, in the form of the draft comprising the Exhibit 4.3(a);

(b)            the Sellers shall sign the respective transfer instruments relating to the registered shares issued by the Company, in the Company’s Share Transfer Register Book, whereby the Sellers shall assign and transfer to the Buyer, and the Buyer shall receive from the Sellers, the Purchased Shares, free and clear of any and all Liens;

(c)            the Sellers shall cause the Company to issue and deliver to the Buyer a certificate, to be derived from the Company’s share register book, whereby the Company certifies that the Purchased Shares are owned by the Buyer, free and clear of any Liens;

(d)            the Sellers shall deliver to the Buyer the resignation letters subject to election of the new administrators as provided in Section 4.6, from the members of the board of directors of Fertifos, Fosbrasil, Fosfertil and Ultrafertil and board of officers of the Company, Fertifos, IFC and Fosbrasil, elected by the Sellers or its Affiliates that shall be replaced, as provided in Section 4.6.1, pursuant to form of the draft contained in Exhibit 4.3(D);

(e)            BFE shall enter into the Porto do Rio Grande Agreement and the Supply Agreement;

(f)             the Sellers shall cause the execution of the Bunge Maroc Agreement;

(g)            the Sellers shall confirm, in writing, that the representations and warranties provided by the Sellers herein and the Exhibits hereto are true and accurate in all material aspects on the Closing Date, except, if applicable, for any modifications arising out of the operation of the Company’s and the Subsidiaries’ business during the ordinary course of the respective business, in line with past practices, consistent  and/or as authorized by this Agreement; and

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(h)            the Sellers shall cause the members of the Board of Directors of Fertifos, Fosfertil, Ultrafertil and Fosbrasil elected by them and that own shares of those companies capital for purposes of article 146 of the Brazilian Corporations Law, to transfer or undertake to transfer, on irrevocable and irreversible basis, upon their replacement as members of the Board, those shares to the Buyer or whomever is appointed by the Buyer, provided that this obligation is not applicable to shares of Fosfertil’s owned by such Board members  as personnel investment and not for the purposes aforementioned.

4.4.          Penalties. In the event the Closing fails to occur on the Closing Date, by virtue of any action or omission by any of the Parties that gave rise to the failure to perform any of the obligations set forth in this Section 4 or any default under Section 5.5, the defaulting Party shall be liable for damages incurred by virtue of default.

4.5.          Specific Enforcement or Termination. Without prejudice to all applicable legal remedies, including the losses and damages incurred by virtue of default, if the Closing fails to occur on the Closing Date, by act or omission of any of the Parties, the innocent Party may, at its sole discretion, (i) require, upon specific enforcement, the performance of the obligation not performed by the other party and, consequently, the performance of the Closing, in conformity with the terms and conditions set forth herein, or (ii) terminate this Agreement in accordance with Section 5.6, if the offending Party fails to remedy the breach within 10 (ten) Business Days from the receipt of notice of the innocent Party, informing the default and the decision to terminate the Agreement.

4.6.          Replacenment of the Company’s and Subsidiaries’ Officers and Directors elected by the Sellers. By means of delivery of the Closing Confirmation Notice provided in the beginning of Section 5.3, the Sellers undertake to inform to the members of the Board of Directors of  Fertifos, Fosfertil, Ultrafertil and Fosbrasil, as well as the officers of the Company, Fertifos, Fosbrasil and IFC which appointed by the Sellers or its Affiliates.

4.6.1.        By means of delivery of the Closing Confirmation Notice, the Buyer undertakes to (i) inform the Sellers the name of the directors and members of the board of executive officers which shall sign the resignation letters, as set forth in Section 4.3(d); (ii) inform to Sellers the name and qualification of any and all directors and members of the board of executive officers, as the case may be, to be elected in order to replace the members elected by the Sellers and its Affiliates, as the case may be, and (iii) deliver to the board of directors of Fosfertil any and all documentation required in connection with the calling and performance of Fosfertil’s general shareholders meeting which resolve on the

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

election of the members of the board of directors, including, but not limited to, those set forth in CVM Instruction no 480, of December 7, 2009, and CVM Instruction no 481, of December 17, 2009, with respect to the election of the officers and directors.

4.6.2.        For the purposes of Section 4.6.1, upon receipt of the Closing Confirmation Notice, the Sellers undertake to:

(a)            until the Closing Date: cause to call the meeting, as the case may be, (i) of Fertifos’s board of directors meeting to be held on the Closing Date to accept the resignation of Fertifos’s officers indicated by the Sellers, and, as the case may be, elect the alternates thereof, approve the exercise of Fertifos’s voting right in Fosfertil’s meeting with respect to the replacement of members of Fosfertil’s board of directors, and call Fertifos’s general shareholders meeting to approve the election of members of Fertifos’s board of directors; (ii) of Fertifos’s and Fosbrasil’s general meeting to resolve on the election of the members of the board of directors; and (iii) of IFC’s shareholders meeting to accept the resignation of IFC’s officers and directors indicated by Sellers or its Affiliates and elect the alternates thereof;

(b)            on the Closing Date, hold the Company’s general meeting to accept the resignation of the Company’s officers and directors elected by the Sellers and elect the alternates indicated by the Buyer, as provided in Section 4.6.1; and (ii) instruct the members of Fertifos’s board of directors elected by the Sellers to hold and vote in the meetings of the board of directors referred to in section (a), item (i) of Section 4.6.2 above for purposes of approval of the subject matters in the agenda and election of the persons indicated by the Buyer;

(c)            the Buyer undertakes to cause the Company to attend and vote in the general meetings of Fosfertil, Ultrafertil, Fertifos and Fosbrasil for purposes of approval of the replacement of the members of the board of directors.

4.6.3.        As of the Closing Date, the Buyer undertakes to use the voting right thereof in the Company and in the Subsidiaries to perform any and all actions necessary for purposes of acceptance of the resignation and approval of the replacement of the Company’s and the Subsidiaries’ officers (directors and members of the board of executive officers, as the case may be) appointed by the Sellers and its Affiliates for the persons to be indicated by the Buyer to the Sellers pursuant to Section 4.6.1 above.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

5.             CLOSING TERMS AND CONDITIONS; REGULATORY REQUIREMENTS; DISCLOSURE OF INFORMATION

5.1.          Conditions Precedent to the Sellers’ Obligation. The Sellers shall solely be required to carry out the Closing in the event of implementation or verification, as the case may be, before or on the Closing, of the following conditions precedent (without prejudice to the Sellers’ right to waive any of the aforesaid conditions on any time):

(a)            the performance, by the Buyer, of the obligations to be performed by the Buyer, as set forth in this Agreement, before or on the Closing; and

(b)            that the representations and warranties provided by the Buyer in this Agreement and its Exhibits are true and accurate as of the Closing Date in all their material aspects.

5.2.          Conditions Precedent to the Buyer’s Obligation. The Buyer shall solely be required to carry out the Closing in the event of implementation or verification, as the case may be, before or on the Closing, of the following conditions precedent (without prejudice to the Buyer’s right to waive any of the aforesaid conditions on any time):

(a)            filing for requirement for purposes of obtaining the Permits, in each case as set forth in the Exhibit 5.2(A), and the filing for requirement for the registration of the Mineral Rights in the name of the Company;

(b)            the assignment and transfer of the agreements provided in Exhibt 5.2(B) to the Company, fully valid and binding upon the respective counterparties, applicable Governmental Authorities and Persons holders of rights or interests affected by any such agreements, in each case as set forth in the Exhibit 5.2(B);

(c)            the extension, by Companhia Brasileira de Metalúrgia e Mineração - CBMM, upon consent of the Companhia de Desenvolvimento Econômico de Minas Gerais-CODEMIG, of the period for beginning of extraction of mineral phosphate (F4) for a period of 6 (six) months counted from the obtaining of the respective environmental operating license;

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(d)            that the representations and warranties provided by the Sellers in this Agreement and its Exhibits are true and accurate as of the Closing Date in all their material aspects, except, when applicable, the changes resulting of the business operation of the Company and the Subsidiaries in the ordinary course of business, consistent with past practices, and/or as authorized herein;

(e)            filing with INPI of requisition for the entry of the assignment and transfer of all the rights in the trademarks and patents listed in Exhibit 5.2(E) to the Company; and

(f)             the performance, by the Sellers, of the obligations to be performed by the Sellers, as set forth herein, before or on the Closing.

5.3.          Verification of Conditions Precedent and Closing Date. Upon verification of the Conditions Precedent described in items (a) to (c) and (e) of Section 5.2 above, the Sellers shall deliver a notice to the Buyer, as set forth in Section 9.1 below, together with any and all documents necessary to indisputably confirm the cumulative verification of any and all aforesaid Conditions Precedent. The Buyer will have up to 5 (five) Business Days counted from the date of receipt of notice from the Sellers to analyze the documents and confirm or not, reasonably in writing, whether the Precedent Conditions have been verified, by means of a notice to the Sellers, as set forth in Section 9.1 below (upon verification of the Precedent Conditions by the Buyer, the notice shall correspond to the “Closing Confirmation Notice”). If positive, being the Closing Confirmation Notice sent, without prejudice to the verification (or waiver by the applicable Party which has the right to, if applicable) of the other Conditions Precedent, the Closing shall occur (i) on the last day of the respective month (or, if it is not a Business Day, on the first Business Day following such day), if the Closing Confirmation Notice is received by Sellers up to 5 (five) Business Days prior to the end of the respective month; or (ii) on the last day of the following month (or, if it is not a Business Day, on the first Business Day following such day), if the Closing Confirmation Notice is received after the term established in sub item (i) (“Closing Date”)If negative, the period for verification of the Conditions Precedent shall continue to lapse on regular basis counted from the date hereof, without any suspensions or interruptions.

5.3.1.        The Business Date which corresponds to the Closing Date or to the Adjustment Payment Date shall observe the definition established in this Agreement and, additionally, it shall not be a Day when the commercial Banks are obliged or authorized by law to remain closed in the City of New York, State of New York, USA, or in the City of  Rotterdam, Netherlands.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

5.4.          Inexistence of Preventive Order. The inexistence, on the Closing Date, of any legal resolution, or also, judicial or arbitration order or any order issued by any applicable Governmental Authority to which the Company, the Buyer, the Sellers, Vale and/or Bunge Ltd. are subject, whether preliminary or final, which prevents or restricts the ability or prevents any of the foregoing to comply with this Agreement or perform any of the obligations set forth herein, shall also constitutes a Condition Precedent to the Closing.

5.5.          Compliance with the Conditions Precedent. As of the date hereof until the Closing Date, the Parties shall cooperate mutually with a view to comply or cause to comply with the Precedent Conditions, exerting their commercially reasonable efforts to carry out any and all actions in order to comply with or verify such Conditions Precedent as soon as possible.

5.6.          Termination. This Agreement may be terminated by any of the Parties if (i) any of the Conditions Precedent set forth in Sections 5.1 and 5.2 above, is not verified (and the competent Party does not waive it, if applicable) within a period of 180 (one hundred and eighty) days after the date hereof, for any reason; or (ii) if there is a final judicial decision not subject to appeal, that prevents the Closing. The right to terminate this Agreement shall not be exercised by the Party that gave cause to the non-consummation of the Closing.

5.6.1 Without prejudice to the provisions set forth in Sections 4.4 and 4.5 above, if applicable, in the event of termination of this Agreement, each of the Parties shall bear the expenses incurred by the respective Party within the scope and for the purposes of the negotiation and performance hereof, and no Party shall have the right to claim indemnification against the other Party.

5.7           Waiver. Any of the Parties, at any time, may waive any Precedent Condition established on the behalf of said Party, by means of delivery of notice in writing to the other Party, to be send in conformity with Section 9.1 below.

5.8           SBDC’s Approval. The Parties expressly agree that the submission of the transaction, contemplated in this Agreement, to SBDC and the obtaining of SBDC’s approval shall be carried out by the Buyer, in conformity with Article 54 of Law nº 8,884, of June 11, 1994.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

5.8.1.        The Buyer shall coordinate the submission and monitoring of the respective request to SBDC, provided that the Sellers shall fully cooperate, in good faith, with the Buyer during the entire process, including for purposes of submission of the respective requests within the legal term, provision of the necessary information and obtaining of SBDC’s approval without any restrictions or conditions. In this regard, the Sellers shall undertake to make available, on timely and reasonable basis, any and all necessary information owned by the Sellers for purposes of submission to SBDC and for purposes of submission of answers to the questions made by SBDC’s bodies during the course of the analysis process, and/or that may be reasonably requested in writing by the Buyer to the Sellers, including subsequent to the submission.

5.8.2         Any and all emoluments, costs, expenses and penalties (including those relating to the untimely submission of the mandatory requests), including, but not limited to, attorneys’, financial advisors’ and any other professionals’ fees and expenses, relating to the preparation and submission to SBDC of the transaction set forth herein shall be fully borne by the Buyer, except if any of such emoluments, costs, expenses and penalties arise out of any action, fact or omission incumbent upon any of the Sellers, in which event the Sellers shall bear any of such emoluments, costs, expenses and penalties. The Sellers may appoint, on its own discretion, any legal or other advisors to monitor the procedure for purposes of obtaining of SBDC’s approval, and shall bear the respective costs incurred in connection therewith.

5.8.3         The Parties agree that the transaction, which is contemplated in this Agreement, is entered into on irrevocable and irreversible basis and, if the Closing has already occurred, any and all decision made by SBDC shall not be intended to permit any Party to discontinue the transaction set forth herein. Also, neither the Closing nor the payment of the Adjustment Value shall be delayed or shall be adversely affected as a result of the lack of SBDC’s decision or sense of decision with respect to the transaction, which is the contemplated hereof.

5.8.4         Each Party, on its own behalf and on behalf of its Affiliates, confirms that the transaction object of this Agreement is  no subject to submission to anti-trust authorities in any other jurisdiction besides the Brazilian jurisdiction.

5.9           Tender Offer. The Buyer shall carry out, solely on ita own expense and risk, a tender offer under resolutive condition of acquisition of common shares held by Fosfertil’s

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

remaining shareholders, in conformity with Article 254-A, of the Brazilian Corporate Law and CVM Instruction no 361, of March 5, 2002, as amended.

5.10         Cooperation in the Obtaining of Permits, Assignment and Transfer of Agreements, and Assignment and Transfer of Trademarks and Patents. Up to or on the Closing Date (except if otherwise expressly waived by the Buyer), the Sellers and the Company shall have submitted a request for purposes of obtaining of the Permits, shall have assigned and transferred the agreements listed in Exhibit 5.2(B) to the Company, and shall have submitted to INPI a request for transfer of ownership of the trademarks and patents listed in Exhibit 5.2(E), in accordance with the Conditions Precedent to the Closing, as set forth in Sections 5.2 (a), 5.2 (b) and 5.2 (e), above. Upon performance of the Closing, the Company shall assume and shall be held liable for the obtaining of the other Permits relating to the operation and ownership of the Establishments and Assets, the assignment of the other agreements, or the transfer of the other trademarks and patents, as the case may be, provided that the Sellers shall cooperate with the Company with respect to any and all remaining actions necessary for purposes of obtaining, by the Company, of the aforesaid Permits and execution of the assignment of agreements, trademarks and patents to the Company. If, for any reason, any agreement, necessary for purposes of conduction of the Company’s business, including the Establishments and Assets, during the normal course and in line with past practices, has not been assigned and/or transferred to the Company by the Sellers, the Sellers undertake to, as soon as reasonably possible and without any costs to the Buyer and the Company, adopt any and all measures necessary for the implementation of the aforesaid assignment and transfer.

5.10.1. For the purpose of Section 5.10, if the transfer of trademarks and patents ownership listed in Exhibit 5.2(E) to the Company has not been completed by the Closing Date, on the Closing Date BFE shall grant to the Buyer a power-of-attorney, on irrevocable and irreversible basis, as a condition of the bilateral deal, for follow up with INPI of such transfer applications.

5.11         Cooperation in the Transfer of Mineral Rights. The Parties shall cooperate with one another in obtaining the assignments and/or transfers of Mineral Rights to the Company as soon as possible after the date hereof. If, for any reason, any BFE’s Mineral Right and any other mineral right in Brazil owned by the Sellers and its Affiliates, whether connected and/or related to an authorization request for mineral research, a permit of mineral research, a request of mining, a mining concession, a mining group, involvement on procedure of area disposal and any other process and/or administrative procedure referred to mining,

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

before any competent Governmental Authority has not been assigned and/or transferred to the Company, BFE undertakes to, as soon as reasonably possible and without any costs to the Company and/or the Buyer, adopt, and cause any of its Affiliates that is the holder of the respective right to adopt, any and all measures necessary for the implementation of the aforesaid assignment and transfer. On Closing Date, BFE shall grant or upon request from the Buyer after the Closing Date, BFE or its Affiliate shall grant a power-of-attorney to the Buyer, or whomever appointed by the Buyer, on irrevocable and irreversible basis, as conditions for the bilateral deal, to be valid for one (1) year, which may be extended if necessary, with specific powers to represent BFE or its respective Affiliate before any competent Governmental Authority in all administrative proceedings which purpose may be the entry of assignments and/or transfers of Mineral Rights and other rights, as provided above, to the Company.

5.12         Disclosure of Information. The Parties undertake to disclose the terms and conditions relating to the transactions, which are contemplated in this Agreement and the Exhibits hereto, strictly to the extent necessary by operation of law or as a result of regulatory provision to which the Parties are subject. The terms of the “material facts” (fatos relevantes), announcements to the market or press releases to be released by the Parties and their Affiliates regarding the execution of this Agreement have been previously submitted by the Party which shall release it to the other Parties.

6.             OTHER RIGHTS AND OBLIGATIONS OF THE PARTIES

6.1           Conduction of Business of the Acquired Companies. As of the date hereof up to the Closing Date, and subject to the provisions set forth herein, the Sellers shall cause the Company, including with respect to the Establishments and Assets, and the Subsidiaries (to the extent of and subject to the Sellers’ powers in the capacity of shareholders or quotaholders of each Subsidiary) to conduct the respective business during the normal course of business, in line with past practices, for purposes of maintenance of the Company’s, including with respect to the Establishments, Assets and the Subsidiaries’ commercial relationships with customers, suppliers and third parties, as maintained up to the date hereof.

6.2           Specific Rules Applicable o the Company. Except for the provisions to the contrary set forth herein, without limitation of the generality of Section 6.1 above, as of the date hereof up to the Closing Date, without the Buyer’s previous consent, the Sellers shall not

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

perform the following actions in relation to the Company nor shall permit the Company approve:

(a)            (i) increase or decrease in capital, (ii) issuance of any type of securities; (iii) splits, grouping or reclassification of securities; (iv) purchase or redemption of securities and stock; (v) amendment to by-laws or articles of incorporation; (vi) declaration and/or payment of dividends and profits, except for those declared prior to December 31, 2009 or as per legal requirement; (vii) carry out corporate reorganizations, including by means of merger, spin-off and consolidation transactions of any nature, including with respect to any shares or quotas, involving the Company and/or the Subsidiaries, and change of corporate type; and (viii) transfer, directly or indirectly, of any shares issued by the Company and/or Subsidiaries, preemptive rights related to shares issued by the Company and/or Subsidiaries, or securities convertible into shares issued by the Company and/or Subsidiaries, as the case may be;

(b)            full or partial liquidation or dissolution plan, declare bankruptcy or judicial or extrajudicial reorganization;

(c)            purchase, acquisition, sale, lease, licensing or other disposal of any permanent assets in an individual value greater than US$8,000,000.00 (eight million U.S. dollars);

(d)            contract, renew, extend, assume or guarantee of any nature in an individual value greater than US$5,000,000.00 (five million U.S. dollars);

(e)            attachment or termination of Lien to any assets of the fixed assets in an individual value greater than US$1,000,000.00 (one million U.S. dollars);

(f)             payment or settlement in advance of any obligation or liability in an individual value greater than US$8,000,000.00 (eight million U.S. dollars);

(g)            carry out any change in the respective accounting procedures or principles, except as required due to changes in the accounting principles accepted in Brazil or by operation of law;

(h)            waive any agreement or other right in an individual value greater than US$1,000,000.00 (one million U.S. dollars);

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(i)             entering into any agreement and/or incurrence of any liability (including as a result of loan, service, product sale agreements) in an individual value greater than US$8,000,000.00 (eight million U.S. dollars);

(j)             entering into any agreements with their respective related parties of the Sellers, except loan agreements contracted to perform the activities and accomplish the obligations of the Company, which shall be informed to the Buyer pursuant to Section 6.5(g) below;

(k)            any agreements or withdrawals with respect to, any lawsuit, action, claim, proceeding or investigation, which individual or joint value is higher than one million United-States dollars (US$1,000,000) or payment or settlement of any claim or liability, other than set forth in the Financial Statements or that has been incurred during the ordinary course of business subsequent to January 1, 2010;

(l)             hire or dismiss managers and administrators of the Company and dismiss any of the Relevant Employees of the Company (which are linked to the Company as of this date), except if otherwise set forth herein, except in case of dismissal with cause, which shall be notified to the Buyer, pursuant to  Section 6.5;

(m)           granting to any of the respective directors, officers, managers and employees any salary increase, including increase of rescission fines or employment indemnity, except as part of a standard employment package to any person promoted or hired, or as set forth in the applicable legislation; and

(n)            entering into, changing or cancelling any employment or employment benefit plan or adjustment, any collective bargaining agreement or any other labor agreement, except to the extent set forth in the applicable legislation.

6.2.2.        For the purposes of Section 6.2. above, (i) the limits defined shall be observed by action, business and/or transaction considered individually or series of related actions, businesses and/or transactions; and (ii) the respective Exchange Rate shall be applicable for purposes of verification thereof, pursuant to Section 3.1.1 above.

6.3           Specific Rules Applicable to the Subsidiaries Fertifos, Fosfertil, IFC and Fosbrasil. Subject to the exceptions set forth in this Agreement, and without limitation to the general

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

nature of the provisions of Section 6.1 above, as of the date hereof up to the Closing Date, without the prior consent of the Buyer, the Sellers (to the extent and subject to the powers of the Sellers as shareholders or quotaholders of each Subsidiary) will not perform, in relation to the Subsidiaries Fertifos, Fosfertil, IFC e Fosbrasil, nor allow such Subsidiaries to perform, any of the acts listed in Section 6.2 above, solely in the specific cases that such acts are subject, in accordance to its By-laws or Articles of Association, to the approval of the board, general meeting or meeting of the partners, as appropriate, and if, on the date hereof, it has not been duly approved by such corporate bodies.

6.4           Buyer’s Approval. For the purposes of Sections 6.2 and 6.3, the Purchaser shall answer within five (5) Business Days after receipt of a request for prior approval, under Section 9.1 below, whether to approve the performance of such act object of the request. If Buyer does not answer within the time prescribed, the Sellers will be allowed to perform the act provided in such request.

6.5           Notice of Certain Events. As of the date hereof up to the Closing Date, the Sellers, the Company and the Subsidiaries shall promptly inform the Buyer about:

(a)            any communication in writing sent by any Person, claiming that the consent of the respective Person is or may be necessary, within the scope of the transactions set forth herein;

(b)            any communication in writing sent by any customer (i) rescinding or threatening to rescind any agreement or contract entered into with the Company, any of the Subsidiaries or (ii) relating to any litigation with the respective customer, in any event which value is equivalent to or greater than US$5,000,000.00 (five million U.S. dollars);

(c)            any notice or other communication sent by any Governmental Authority within the scope of the transactions set forth herein;

(d)            any lawsuits, actions, proceedings, claims, investigations or processes brought or threatened, in writing, against, relating to, or also, involving or in any other manner affecting the Company or any of the Subsidiaries, or the respective business that  refer to the performance of the transactions set forth herein;

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(e)            any notice in writing sent by any director, officer and/or Relevant Employee of the Company or of any of the Subsidiaries, relating to the intended resignation or retirement;

(f)             any event or extraordinary circumstance relating to Company and the Subsidiaries business that may result in Loss to the Company or any Subsidiary, in value greater than US$5,000,000.00 (five million U.S. dollars);

(g)            the balance of the loans contracted with related parties of the Sellers, which notification shall be made on every first Business Day of each week following the date of execution of this Agreement;  and

(h)            in the event any representations and warranties provided by the Sellers, the Company, any of the Subsidiaries or the respective Affiliates contained herein become untrue, incomplete or misleading, in their relevant aspects, except the variances arising in the ordinary course of the Company’s and the Subsidiaries’ businesses, consistent with past practices.

6.5.1        Between the current date and the Closing date, Vale and the Company Will notify the Sellers of:

(a)            any written communication sent to any Person alleging that the consent such Person is or may necessary in relation to the transactions regulated by this Agreement;

(b)            any notification or other communication sent to a Governmental Authority in relation to the transactions set forth in this Agreement;

(c)            any lawsuits, actions, proceedings, claims, investigations or processes brought or threatened, in writing, against, relating to, or also, involving or in any other manner affecting the Buyer or Vale that refer to the performance of the transactions set forth herein; and

(d)            in the event any representations and warranties provided by the Buyer and/or by Vale contained herein become untrue, incomplete or misleading, in their material aspects.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

6.6           Bunge Benefit Plan. The Buyer undertakes to, as soon as reasonably practical after the Closing, migrate the Company’s employees participating in the benefits plan for private pension sponsored by BFE to the Vale’s pension plan.]

6.7           Use of the expression “Bunge”. The Buyer agrees not to use the expression “Bunge” when denominating the Company or in the conduction of the Company’s and its Affiliates’ businesses, and shall approve the change in the Company’s corporate name on the Closing Date and refrain from using material containing the expression “Bunge” as soon as possible, but not later than 90 (ninety days), after the Closing.

6.8           Replacement of Collaterals. The Exhibit 6.8 contains a list of the Liens on any given assets comprising the Establishments and Assets relating to the obligations of the Sellers and/or the respective related parties. As of the Closing Date, the Sellers shall apply all efforts to, as soon as possible, without any costs to Buyer, replace the collaterals indicated in the Exhibit 6.8  and, consequently, release the aforesaid assets with respect to the Liens indicated.

6.8.1         Notwithstanding the foregoing, as of the Closing Date, the Sellers shall be held liable for the payment of indemnification to the Buyer, in connection with any payment or loss to be incurred by the Buyer or the Company, in the event any of the collaterals to be substituted in conformity with this Section is charged from the Company and/or Buyer after the Closing Date.

6.9           Expenses. Except if otherwise set forth herein, any and all costs and expenses, including, without limitation, attorneys’, financial advisors’ and auditors’ fees and expenses, incurred with respect herewith, and any transactions set forth herein, shall be borne by the Party which has incurred any such costs and expenses. In the event the Tie-Breaker is hired for the purposes of Section 3.2 et. seq. above, the costs shall be equally borne by the Sellers, on one side, and the Buyer, on the other side.

6.10         Transition. In order to ensure an adequate transition, during the period counted from the date hereof up to the Closing Date, the Sellers shall cause the Company and the Subsidiaries to permit and not prevent the access, during the business period, of the Buyer and the respective advisors and auditors, to the Company and the Subsidiaries, the respective officers, directors and employees, documents, information, books and records of the Company, the Establishments and the Subsidiaries, for purposes of verification of the representations and warranties provided by the Sellers, verification of the implementation

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

of the Conditions Precedent to the Closing, and monitoring of the preparation and review, by the independent auditors, of the Company’s and the Subsidiaries’ financial statements for the fiscal year ended December 31, 2009, among others. The access of Buyer and its advisers and auditors to the Company and to the Subsidiaries Controlled by the Company shall not substantially jeopardize the conduction of Company’s and Subsidiaries’ Controlled by the Company business and shall be subject to the provisions of  Section 9.11 — Confidentiality herein. As from this date, at the Buyer’s request, the Parties shall form  one or more committees (at  the Company and each of the Subsidiaries, as the case may be), composed of representatives appointed by Buyer and Sellers, which shall follow up the business management and operation of the Company and the Subsidiaries Controlled by the Company and the exchange of information among the Buyer, on one side, and the Seller, the Company and its Controlled Subsidiaries, on the other side. The Sellers shall cause the Company’s and the Controlled Subsidiaries’ committees to have a private space (close to the executive management of the Company and its Controlled Subsidiaries), with adequate structure.

6.10.1       The Sellers shall give access and deliver to the Buyer, up to 10 (ten) days after the date hereof (a) copies of reports describing the process tests with B carbonate silicate ore and respective results (Barreiro). and (b) an statement, for the purposed hereof, through which Sellers (i) confirm that, between the Base Date and this date, the actions described in Section 6.2 above were not carried out by the Company and the Subsidiaries; and (ii) inform weather any of the actions described in Section 6.5 above occurred.

6.11         Services Agreement. The Parties agree that the Services Agreement will remain in force after the Closing, according to its terms.

6.12         Purchase and Sale of Inventory. Until to the Closing Date, BFE undertakes to purchase, and the Company undertakes to sell the assets of the Company’s inventory, mentioned in Exhibit 6.12, for fifty-nine million, nine hundred forty-nine thousand and two hundred and seventy four reais (R$59,949,274.00), which corresponds to the sum of the respective book value of abovementioned assets in the Base Date.

6.13         Reimbursement of Surplus Expenditures. With respect to the (i) investments to be carried out by the Company in connection with the construction of a plant for processing phosphate and limestone in Cajati (“Plant”) and (ii) environmental investments, within the following 5 (five) years, required to meet existing Terms of Adjustment of Conduct and

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

certain known legal compliance requirements in the Establishments (“Environmental Investments”), the Parties agree as follows:

(A)           Plant: Pursuant to estimates prepared by the Company based on a project and budget already approved and in progress, the additional investment to the conclusion of the Plant construction, to be carried out by the Company from January 1st, 2010, , is sixteen million and four hundred thousand United States dollars (U.S.$ 16,400,000.00), in accordance with the referred project (“Estimated Value - Plant”). The Sellers agree to reimburse the Company or the Buyer, as the case may be, the amount provenly incurred by the Company or the Buyer, for the conclusion of the Plant, that exceeds the Estimated Value - Plant, considering that the Sellers liability to reimburse is limited to three million and six hundred thousand United States dollars (US$ 3,600,000.00).

(B)           Environmental Investments: Pursuant to estimates prepared by the Company, the additional investment to be carried out by the Company to the completion of the Environmental Investments is of forty-two million United States dollars (US$42,000,000.00) (“Estimated Value — Environmental”). The Sellers agree to reimburse the Company or the Buyer, as the case may be, the amounts provenly incurred by the Company or by the Buyer to carry out the Environmental Investments or investments in connection with the Environmental Investments, if those amounts exceeds the Estimated Value — Environmental, considering that the Sellers liability to reimburse is limited to fifteen million United States dollars (US$ 15,000,000.00).

6.13.1       For the purposes of item (A) and (B) of Section 6.13:

(i)             the amounts effectively incurred by the Company or by the Buyer to build the Plant and meet the Environmental Investments, as the case may be, shall be evidenced upon presentation to the Sellers of the pertinent documentation;

(ii)            exclusively for accounting purposes, the amounts provenly incurred in the previous month by the Company or by the Buyer, to build the Plant or meet the Environmental Investments, as the case may be, shall be converted into U.S. dollars according to the Exchange Rate of the last Business Day of the referred month;

(iii)           the payment of the reimbursement herein established shall be made in Reais, every three (3) months, upon twenty (20) days prior notice sent by the Company to the Sellers, containing the documentation set forth in sub item (i) and a calculation

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

chart asserting that the amounts expended by the Company or by the Buyer exceeded the Plant — Estimated Value or the Environmental — Estimated Value, as the case may be, not exceeding the reimbursement cap applicable to each case;

(iv)           the Sellers’ obligation to reimburse or to indemnify the expenses pursuant to this Section 6.13 shall cease when the aggregate amounts reimbursed by the Sellers, in response to the notice referred to in item (i) above, as accepted by Sellers, achieve the cap in United States dollars referred to in sub item (ii).

7.             REPRESENTATIONS AND WARRANTIES

7.1           Representations and Warranties of the Sellers. The Sellers provide the Buyer, for the purposes of this Agreement and of any other Transaction Documents, the representations and warranties set forth in the Exhibit 7.1(A) and Exhibit 7.1(B), which are true, complete and  accurate on the execution date hereof, in all its material aspects. The Exhibit 7.1(C) contains the reservations and exceptions to the representations and warranties set forth in the Exhibit 7.1(A) and Exhibit 7.1(B), as indicated therein.

7.2           Representations and Warranties of the Buyer. The Buyer provides the Sellers, for the purposes of this Agreement and any other Transaction Documents, the representations and warranties set forth in the Exhibit 7.2, which are true, complete and accurate as of the date hereof, in all its material aspects.

7.3           No Additional Representations and Warranties. The Parties acknowledge that the transactions, which are contemplated in this Agreement, have been adjusted to the extent that no Party has made or will make any representation or warranty to the other Party, in addition to those expressly set forth in this Section 7 and its Exhibits hereto.

7.4           Other Information Sources. The fact that any action, fact, document or data relating to the Company, the Establishments, Assets and/or the Subsidiaries has been analyzed and/or discussed between the Sellers and the Buyer prior to the execution date hereof, shall not affect on any way the Buyer’s rights relating to the representations and warranties provided by Sellers, including the Buyer’s indemnification right, as set forth in Section 8 hereof.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

8.             INDEMNIFICATION

8.1           Obligation to Indemnify of the Sellers. Subject to and except according to the provisions set forth in Sections 8.2, 8.3 and 8.4 below, the Sellers undertake, jointly among each other and with Bunge Ltd., to defend, indemnify and hold the Buyer, Vale, the respective partners/shareholders, whether direct or indirect, and officers and directors (“Buyer’s Indemnifiable Parties”), harmless from and in respect of any liabilities, including by succession or joint or subsidiary liability, obligations, deficiency, losses, damages, costs, fines, penalties, expenses or losses, including interest, fine, monetary restatement, reasonable attorneys’ fees and court costs (jointly referred to as “Losses”) proven to have been incurred by the Buyer’s Indemnifiable Parties if solely arising out of:

(a)            any breach or inaccuracy of the representations or warranties provided by the Sellers in this Agreement;

(b)            failure to perform the obligations set forth in this Agreement;

(c)            any liability or obligation of any nature, including, but not limited to, any liability or obligation of civil, corporate, tax, environmental, social security, labor, regulatory, procedural, criminal, agricultural and any other nature, which may be imposed on or attributed to the Company, including with respect to the Establishments and Assets, as a result of any facts, omissions or actions performed up to the Closing Date (including), as a result of succession or joint liability of any type; and

(d)            any eviction or any other defect or property vice which may affect the validity and/or effectiveness of the legal actions whereby the Buyer, directly or indirectly, through the Company and the Subsidiaries, as the case may be, obtain the ownership of the Purchased Shares, the Establishments, Assets and the Equity Interests Held by the Company, or which prevents, impairs or threatens the property, possession and free  disposal by the Buyer and the Company, as the case may be, directly or indirectly, of the Purchased Shares, the Establishments, the Assets and the Equity Interests Held by the Company.

8.2           Prescription Rule Applicable to the Sellers’ Obligation to Indemnify. Subject to the provisions set forth in Sections 8.1, 8.3 and 8.4, the Buyer shall solely claim any indemnification, and the Sellers shall solely be held liable for any Losses actually incurred by the Buyer’s Indemnifiable Parties, if the obligation which gave rise to any such

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

indemnification and Losses is legally claimed during the period corresponding to the respective statute of limitation of the obligation.

8.3           Material Limitation of the Obligation to Indemnify. Notwithstanding the provisions set forth in Sections 8.1 and 8.2 above, subject to the procedure provided for in Section 8.7 below, the Buyer shall not claim, and the Sellers shall not be held liable for the indemnification of, and/or making any disbursements:

(a)            Minimum Indemnifiable Value: until each aggregate value of the Losses subject to indemnification reaches the value of one million U.S. dollars (US$1,000,000.00)  ; and

(b)            Maximum Indemnifiable Value (Cap) — Fosfertil and its Controlled entities: with respect to one or more Losses incurred by Fosfertil or its Controlled entities, for which the Sellers are responsible pursuant to Sections 8.1 and 8.4, the value which exceed the percentage of the direct or indirect equity interest held the Company in Fosfertil at the Closing Date multiplied by one billion U.S. dollars (US$1,000,000,000.0).

8.3.1         The Sellers’ obligation, pursuant to Section 8.1, items (c) and (d), to indemnify Losses potentially arising out of the withholding set forth in Section 3.4 above, as well as the obligation to indemnify set forth in Section 6.8.1 above, shall not be subject to the limits established in this Section 8.3. The limitation of the obligation to indemnify set forth in this Section 8.3, item (b) above, is exclusively applicable to Fosfertil and its  Controlled entities.

8.3.2.        The value set forth in this Section 8.3 shall be defined in accordance with the Exchange Rate applicable upon verification thereof.

8.3.3.        The Losses to be indemnified by one Party to another, pursuant to this Section 8, shall be calculated net from any refunds or credits to be received by the Sellers’ Indemnifiable Parties or the Buyers’ Indemnifiable Parties, as applicable, as a result of insurance policies covering the fact or event causing any such Losses.

8.4           Inexistence of Obligation to Indemnify. The Parties agree, on irrevocable and irreversible basis, that the Sellers’ Indemnifiable Parties shall not be liable to, and, therefore, the Buyer´s  Indemnifiable Parties shall not have the right to claim, and shall not claim for any kind of indemnification, reimbursement or refund, with respect to any Losses,

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

including by means of succession or joint or subsidiary liability, sustained, attributable or incurred by the Buyer, the Company or the Subsidiaries:

(a)            if the Loss is registered in the Company’s Financial Statements and in the financial statements of the Subsidiaries as of the Base Date, pursuant to Exhibit 8.4(A), or also considered to calculate the Adjustment Value, or is in any other manner informed herein or the Exhibits hereto;

(b)            if the Loss is incurred by Fosfertil or its Controlled entities, whether registered or not in its Financial Statements, being informed or not in this Agreement or its Exhibits, other than in the event of breach of the representation contained in item 10 of the Exhibit 7.1(A) of this Agreement;

(c)            as a result of any actions or facts occurred as of January 1, 2010, provided that any such actions or facts do not arise out of the performance of illegal actions, and which result of the conduction of the Company’s and/or the Subsidiaries’ business during their ordinary course of business, subject to the provisions set forth in Section 6 of this Agreement;

(d)            as a result of any Liens on the Equity Interests Held by the Company described in the Exhibit 8.4(d) of this Agreement;

(e)            as a result of any liabilities and obligations (of administrative, criminal and civil nature, in the last case including the damage itself and the individuals suffering from it), existent or contingent, of environmental nature relating to the Company’s (including those relating to the Establishments and Assets) and the Subsidiaries’ business and assets, and relating to acts, facts or events occurring up to the Closing Date (inclusive); or

(f)             as a result of the failure to obtain, by the Company, the Permits or authorization for purposes of assignment to the Company of any Mineral Rights or agreements relating to the Establishments and Assets, obtaining or assigning which, as the case may be, does not constitute a Condition Precedent or, if so, any such Condition Precedent is waived by the Buyer.

8.4.1         The provisions set forth in Section 8.4(e) do not exempt the Sellers’ responsibility and obligation to indemnify the Buyer’s Indemnifiable Parties for Losses arising from environmental litigation existing at the Closing Date or from them resulting.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

8.5           Buyer’s Obligation to Indemnify. The Buyer, jointly with Vale, undertakes, on irrevocable and irreversible basis, to defend, indemnify and hold the Sellers harmless from and in respect of any Loss incurred by the Sellers, its partners/shareholders, whether direct or indirect, officers and directors, as well as the Company’s and the Subsidiaries’ officers and directors elected or indicated by the Sellers (“Sellers’ Indemnifiable Parties”), arising out of:

(a)            any breach or inaccuracy of the representations or warranties provided by the Buyer in this Agreement;

(b)            failure to perform the obligations set forth in this Agreement;

(c)            any liability or obligation of any nature (including, but not limited to, any liability or obligation of civil, tax, environmental, regulatory and labor nature) of the Company, the Establishments, Assets or the Subsidiaries, relating to any facts, omissions or actions performed after the Closing Date; and

(d)            as a result of liabilities and obligations which may be attributed to the Sellers’ Indemnifiable Parties and by which the Sellers’ Indemnifiable Parties are not liable for before the Buyers’ Indemnifiable Parties, as set forth in Section 8.4 items (e) and (f) above, except for environmental litigation existing at the Closing Date or arising from such existing environmental litigation, which shall be of Seller’s responsibility.

8.5.1         The Buyer’s obligation to indemnify set forth in Section 8.5 above shall be subject to the same prescription rule set forth in Section 8.2 and the same material limitation set forth in Section 8.3(a) above.

8.6           Proportional Re-composition. In the event the Loss subject to indemnification is incurred by the Subsidiaries, then the value to be paid as indemnification by the Sellers to the Buyer shall correspond to the percentage rate of the equity interest in such Subsidiary on the Closing Date.

8.7           Payment of Indemnification. The payments due by any Party (“Indemnifying Party”) to any Indemnifiable Party, as set forth in Sections 8.1 to 8.6 above, shall be informed, in writing, by the Indemnifiable Party, by means of a notice, containing the source, value and maturity date of the obligation, and also, in the event of a Third Party’s

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Claim, (a) a copy of the final court order (final/unappealable) or arbitration award; or, as the case may be, (b) supporting documentation relating to the necessary disbursement as escrow deposit by the Defense of a Third Party’s Claim which may result in actual Loss hereunder (“Payment Notice”). Upon receipt of the Payment Notice, the Indemnifying Party shall be required to provide the Indemnifiable Party with a value which permits the Indemnifiable Party to carry out the full settlement of the Loss, (a) with minimum prior notice of 2 (two) Business Days counted from the respective maturity date; or (b) within a period of 10 (ten) Business Days counted from the receipt of the Payment Notice; between (a) and (b), whichever the earlier.

8.7.1         If the payment set forth in Section 8.7 above is not made on a timely basis by any of the Indemnifying Parties or is partially made, the value due and not paid (i) shall be increased by a fine in arrears corresponding to a percentage rate of 2% (two percent) of the amount due, and (ii) shall be subject to the payment of interest in arrears at the percentage rate of 12% (twelve percent) per year, calculated on pro rata basis, adjusted by the variation of the IGP-M/FGV, counted from the maturity date up to the actual payment date.

8.7.2         Indemnification Procedure in the Events of Third Party’s Claims. For the purposes of this Section, any and all claims brought by any third party, including Governmental Authorities, that may constitute a Loss subject to indemnification, as set forth in Sections 8.1 to 8.6 above, shall be hereinafter referred to as “Third Party’s Claim”.

8.7.3         In the event of existence of any Third Party’s Claim brought against an Indemnifiable Party, with respect to which an Indemnifying Party is held liable, fully or partially, by virtue of this Agreement, the Indemnifiable Party shall notify the Indemnifying Party about any such Third Party’s Claim, which notice shall be delivered to the persons and in the manner set forth in Section 9.1 below (“Claim Notice”).

8.7.4         The Claim Notice shall be sent (a) prior to the completion of 1/3 (one third) of the period available for submission of defense or applicable measure against the Third Party’s Claim (“Defense”), if the period available for Defense is greater than 05 (five) days; or (b) prior to the completion of half of the period available for submission of Defense, if the period available for Defense is equivalent to 5 (five) days or less. If the Indemnifiable Party fails to deliver the notice in the manner and on the date set forth in this Section 8.7.4, the Indemnifying Party’s liability with respect to the Third Party’s Claim in connection with which the notice has not been delivered shall cease.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

8.7.5         The Claim Notice shall contain the estimate of the Indemnifiable Party with respect to the total value of the Loss involved in the Third Party’s Claim, in conformity with this Section 8, including any fines, interests, fees and any other charges levied necessary for purposes of re-composition, in conformity with this Agreement.

8.7.6         The Indemnifying Party shall have the right to assume the Defense of the Third Party’s Claim, by means of attorneys selected by the Indemnifying Party, provided that the Indemnifying Party exercises the option to assume the Defense by means of delivery of notice in writing to the Indemnifiable Party, as set forth in Section 9.1 below, (a) prior to the lapse of 3/4 (three quarters) of the legal period for submission of the Defense, or (b) 02 (two) Business Days counted from the delivery of the Claim Notice; between (a) and (b), whichever the largest term. The failure to deliver notice in writing by the Indemnifying Party, containing the warranty and any other terms and conditions set forth in this Section 8.7.6, shall be deemed as a declaration of waiver of the right to assume the Defense, subject to the provisions set forth in Section 8.7.9.

8.7.7         In the event the Defense is assumed by the Indemnifying Party:

(a)            the Indemnifiable Party shall only execute agreements or pay any value relating to any such Third Party’s Claim upon previous consent, in writing, of the Indemnifying Party;

(b)           the Indemnifiable Party undertakes to provide any and all information or material requested by the Indemnifying Party necessary for purposes of instruction of the Defense; and

(c)            the Indemnifiable Party shall be entitled to monitor the progress of the Third Party’s Claim and the respective Defense, and the Indemnifiable Party may appoint attorneys-in-fact to monitor the activities to be conducted by the Indemnifying Party, it being understood that the Indemnifiable Party shall bear any and all costs incurred in connection with any such appointment.

8.7.8         In the event the Indemnifying Party does not wish to, or waives the right to, assume the Defense, then the Indemnifiable Party may, on own discretion, pay the obligation, which is contemplated in the Third Party’s Claim, or assume the Defense

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

thereof, in any events at the expense of the Indemnifying Party, subject to the provisions set forth in Sections 8.7.9 and 8.7.10.

8.7.9         Regardless of the party which will conduct the Defense, the Indemnifying Party shall bear any and all costs and expenses related to the Defense of any Third Party’s Claim which may give rise to any Loss incumbent upon the Indemnifying Party, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees and expenses, administrative and/or judicial charges and judicial and administrative deposits required or necessary in order to permit the presentation and adequate conduction of the Defense.

8.7.10       If the Loss relates to any periods, events or omissions both prior and subsequent to the Closing Date, (i) the corresponding costs and expenses shall be equably borne by Parties, based on the percentage of the respective liabilities with respect to the value of the Loss to be incurred; and (ii) the Party which holds the greater percentage of liability with respect to the obligation claimed shall be entitled to assume the respective defense.

8.8           Indemnification even after the Approval of Accounts and Financial Statements. Without prejudice to the obligation to substitute the officers and directors undertaken by the Buyer in Section 4.6 above, although the Buyer may come to approve, or cause to be approved, the Company’s and the Subsidiaries’ accounts and financial statements for the fiscal year ended December 31, 2009 in the respective annual general meetings or annual shareholders’ meetings, as the case may be, any such approval shall not mean the waiver, by the Buyer, of the right to require from the Sellers the indemnification set forth in this Section 8, and the Sellers, Bunge Ltd. and the substituted officers and directors shall remain liable as set forth in the applicable legislation and in this Agreement.

9.              GENERAL PROVISIONS

9.1.          Notices. Any and all notices, consents, requests and other communications provided for herein shall be made in writing and shall be delivered in person, send by means of registered mail (with confirmation of receipt), or through fax or renowned courier service, in the address and to the persons indicated below:

(a)            If to the Sellers and/or Bunge Ltd.:

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Bunge Fertilizantes S.A.

Avenida Maria Coelho Aguiar, 215, Bloco D, 5º andar

05805-000 São Paulo — SP

Att.: Ariosto da Riva Neto

Phone: (11) 3741-3559

Fax.: (11) 3748-0542

With a copy to:

Souza, Cescon, Barrieu e Flesch Advogados

Rua Funchal, 418, 11th floor

04551-060 São Paulo, SP

Fax: (11) 3089-6565

Att: Maria Cristina Cescon

(b)           If to the Buyer and/or Vale:

Mineração Naque S.A.

Avenida Graça Aranha, nº 26, 3rd floor

20030-900 Rio de Janeiro — RJ

Att.: Chief Executive Officer — Marcus Severini

Tel.: (21) 3814-9631

Fax.: (21) 3814-4057

(c)           If to Vale:

Vale S.A.

Avenida Graça Aranha, nº 26, Centro

20030-900 Rio de Janeiro — RJ

Att.: Global Development of New Businesses Officer - Pedro José Rodrigues

Tel.: (21) 3814-4939

Fax.: (21) 3814-6581

With copy to:

Vale S.A.

At.: Consultor Geral - Fábio Eduardo de Pieri Spina

Avenida Graça Aranha, nº 26, Centro

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

20030-900 Rio de Janeiro — RJ

Tel.: (21) 3814-4566

Fax.: (21) 3814-9921

9.1.1.          The notices delivered pursuant to this Section 9.1 shall be deemed as received by the receiving Party: (i) on the date of delivery thereof, if delivered in person; (ii) on the date of actual receipt thereof, if sent by mail or courier service; and (iii) if sent by fax, on the date indicated in the transmission receipt confirmation issued by the respective receiving fax machine.

9.1.2.          Any Party may change the address for delivery of notice upon delivery of a notice in writing to the other Parties hereto in accordance with this Section 9.1, it being understood that with respect to this provision, the notice shall be deemed as received solely upon acknowledgment of such receipt by each of the other Parties.

9.2           Entire Agreement. This Agreement and the Exhibits hereto contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and specifically supersede all prior understandings between them with respect to the subject matter hereof.

9.3           Waiver, Amendment. No waiver, termination or discharge hereof, or any of the terms or provisions hereof, shall be binding upon any of the Parties hereto unless confirmed in writing.  No waiver by any of the Parties hereto of any term or provision hereof or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or legal remedy in the event of any other default, whether similar or not.  This Agreement may not be modified or amended except in writing and if executed by all Parties hereto.

9.4           Severability of Sections. In the event any provision set forth herein is declared null, void, invalid or unenforceable, no other provision set forth herein shall be affected as a result of such null, void, invalid or unenforceable provision and, therefore, the other provisions set forth herein shall remain in force and effect as if any such null, void, invalid or unenforceable provision was not contained herein.  The Parties undertake to use their best efforts to validly reach the same effects of the null or unenforceable provision.

9.5           Assignment. Except for the Buyer, which may assign the agreement, or any rights and obligations arising out hereof to any Affiliate, regardless of any previous consent of

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

any of the Sellers and/or Bunge Ltd. provided that, in the event of assignment, the Buyer shall remain liable, jointly with the assignee, for the performance of all Buyer’s obligations  set forth herein, no Party hereto shall assign this Agreement, wholly or partially, without the previous consent in writing of the other Party.

9.6           Binding Effect. This Agreement is entered into on irrevocable and irreversible basis, and shall be binding upon and inure to the benefit of the Parties and the respective successors and permitted assignees.

9.7           Joint Liability and Guarantee.

9.7.1              Vale hereby acts as the primary obligor and joint debtor of the Buyer, and hereby guarantees, in the capacity of guarantor, the performance of all obligations undertaken, as well as the representations and warranties granted by the Buyer in this Agreement, as amended, and shall be held liable for any payment, indemnification and other obligations undertaken by the Buyer in this Agreement. Vale hereby expressly waives any privileges and/or benefits conferred upon by the Brazilian Civil code to the guarantors by means of Articles 827, 834, 835, 837 and 839. This guarantee shall be valid for the validity period of the Agreement, as amended. Vale hereby declares the consent thereof with respect to any and all amendments hereto, as well as any novation, extension or renewal of payment dates and modifications of the terms and conditions of the Agreement.

9.7.2              Bunge Ltd. hereby acts as the primary obligor and joint debtor of the Sellers, and hereby guarantees, in the capacity of guarantor, the performance of all obligations undertaken, and as well as the representations and warranties granted by the Sellers in this Agreement, and shall be held liable for any payments, indemnifications and other obligations undertaken by the Sellers hereunder. Bunge Ltd. hereby expressly waives any privileges and/or benefits conferred upon by the Brazilian Civil code to the guarantors by means of Articles 827, 834, 835, 837 and 839. This guarantee shall be valid for the validity period of the Agreement, as amended.  Bunge Ltd. hereby declares the consent thereof with respect to any and all amendments hereto, as well as any novation, extension or renewal of payment dates and modifications of the terms and conditions of the Agreement.

9.7.2.1           Bunge Ltd. and BBH, on irrevocable and irreversible basis, as a condition to a bilateral transaction, hereby nominate and appoint BFE as their attorney-in-fact, with full powers to represent Bunge Ltd. and BBH in connection with any matters and claims

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

regarding this Agreement and the other Transaction Documents, and may including be given notifications, service of process and subpoenas on behalf of Bunge Ltd. and BBH, for all purposes. If BFE is liquidated, wound up and/or dissolved for any reason, declared bankrupt or insolvent, Bunge Ltd. and BBH shall, within a period of 2 (two) Business Days counted from the respective action, appoint an attorney-in-fact to substitute BFE and promptly inform the Buyer about such substitution. During the validity period hereof, Bunge Ltd. undertakes to keep, at all times, an attorney-in-fact with head office, resident and/or domiciled in Brazil for the purposes stated above.

9.8           No Competition. In relation to non-competition between the Parties, the Parties agree:

(A)                Each of the Sellers, by itself or by means of any of its respective Affiliates, undertakes not to produce rock from phosphate, sulfuric acid, phosphoric acid, dicalcium phosphate fertilizers, phosphates low concentration (Single Superphosphate), or in high concentration (Triple Superphosphate - TSP, Monoammonium Phosphate - MAP and Diammonium Phosphate-DAP) in Brazil. It is hereby expressly excluded from the Sellers and their Affiliates’ no-competition obligation set forth above (a) the production in the State of Rio Grande do Sul of super simple and/or triple with raw materials imported, being agreed that this exclusion is limited to the maximum capacity of production of two hundred fifty thousand (250,000) tons a year; and (b) the production in Brazil of super simple and/or triple with raw materials supplied exclusively by Vale and its Affiliates.

(B)           On the other hand, Vale and the Buyer, by itself or by means of any of its respective Controlled companies, agree to (a) not produce, distribute and/or commercialize, in Brazil, for third parties, mixed mineral fertilizers, i.e., resulting of the physical mix of grains; and (b) not commercialize the products object of the Supply Agreement for (i) clients that have as main activity agricultural production, (ii) agricultural cooperatives; and (iii) alcohol and sugar plants. It is expressly excluded from the non-compete obligation of the Buyer, Vale and their Controlled companies the production and commercialization of products object of the Supply Agreement to the Sellers, their Affiliates and reforestation companies Controlled by Vale, as well as companies already incorporated or that will be incorporated in connection with “Consórcio Brasileiro de Produção de Óleo de Palma - CBOP”, formed by Vale and Biopalma da Amazônia S/A Reflorestamento, Indústria e Comércio. The non-compete obligation of Buyer, Vale and their Controlled companies shall be suspended during the period that a anti-competition practice is being carried out by its clients, which results in a decrease of the historical market share of the Company

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(including BFE´s market share before this date, if necessary) (evidenced by the average market share of the twenty four (24) months preceding such anti-competition practice), with respect to the geographic location and products under the Supply Agreement, higher than twenty percent (20%) of such historical market share, in one or more continued periods of ninety (90) days. The suspension of the non-compete obligation, in this case, shall be limited to commercialization of the volume of products in the market(s) under the effects of the anti-competition practices, equivalent to the difference between the aforementioned historical market share of the Company (including BFE´s market share before this date, if necessary) and its real market share during the period. If there is no agreement between the Parties as to the occurrence of anti-competition practices, and as to the calculation of the market shares, which cause the adverse effects set forth hereto, the matter will be decided by means of arbitration pursuant to Section 9.12.

9.8.1              The non-competition obligation set forth in Section 9.8 above shall be valid until 31 December 2012, and shall be extended until 31 December 2013 in the event that the Supply Agreement is, also, extended for the same period.

9.8.2              The Parties declare that the restrictions imposed in this Section 9.8 are reasonable with respect to the subject matter thereof, jurisdiction and duration term, with the purpose of validly protecting the interests of the Company and the Subsidiaries, and respective shareholders, and that the Purchase Price was established in order to provide for any such restrictions.

9.8.3              If any Party or the respective Affiliates fails to perform the non-competition obligation set forth in Section 9.8 above, and fails to resolve the nonperformance within a period of 10 (ten) days counted from the date of receipt of notice from the non-defaulting party informing about the default, such non-defaulting party may require the defaulting party to pay a compensatory fine of US$100,000,000 (one hundred million United-States dollars), to be paid within a period of 5 (five) Business Days counted from the end of the aforesaid period of 10 (ten) days, which shall be the total compensation to be paid for the losses and damages incurred by virtue of the default. In the event of delinquency in the payment of the fine within the period set forth in this Section 9.8.3, the value payable shall be restated based on the variation of IGP-M/FGV and increased by interest of 1% (one percent) per month, calculated on pro rate basis, counted from the maturity date up to the actual payment date.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

9.9                 No Solicitation. Except for the previous authorization in writing of the Buyer, any of the Sellers and the respective Affiliates shall not incite, induce nor shall try to incite or induce any Relevant Employees to terminate the employment or contractual relationship with the Company and/or any of the Subsidiaries, and shall not hire, offer job, request services or collaboration nor shall try to hire, offer job, request services or collaboration of, any of the Relevant Employees, directly or indirectly, even in the capacity of service provider, advisor, agent, partner or representative.

9.9.1              The non-solicitation obligation set forth in Section 9.9 above shall be valid for a period of 3 (three) years counted from the Closing Date.

9.9.2              If any of the Sellers or the respective Affiliates fails to perform the non-cooption obligation set forth in Section 9.9 above, the Buyer may require from any of the Sellers and/or the Bunge Ltd. a compensatory fine in the value resulting from the sum of the compensation and benefits received by the respective Relevant Employee during the period of 24 months counted from the date of termination of employment or contractual relationship with the Company and/or the Subsidiaries, to be paid within a period of 10 (ten) days counted from the delivery of notice by the Buyer to the Sellers informing about the default, which fine shall represent the entire compensation for the losses and damages incurred by the non-defaulting Party, without prejudice to the specific performance of the obligation herein. Besides, the Buyer may seek indemnification for losses and damages by virtue of the default, in case any commercial secret and/or confidential information related to the Company and the Subsidiaries, with respect to their businesses, clients, suppliers, relationship with third-parties, financial and wealth situations, investment and business plans are used by the Relevant Employee, who was hired in violation of Section 9.9. In the event of delinquency in the payment of the fine within the period set forth in this Section 9.9.2, the value payable shall be restated based on the variation of IGP-M/FGV and increased by interest of 1% (one percent) per month, calculated on pro rate basis, counted from the maturity date up to the actual payment date.

9.10         Governing Law. This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

9.11.        Confidentiality. The Parties undertake to keep the confidentiality with respect to the information contained herein and the Exhibits hereto which is qualified as Confidential

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Information pursuant to the Confidentiality Agreement in force and which is binding upon Vale and BFE.

9.12.        Arbitration. In the event of existence of any controversy, dispute, claim, conflict or discrepancy of any nature whatsoever directly or indirectly related hereto (“Dispute”), involving any of the Parties hereto (“Interested Parties”), the Interested Parties shall use their best efforts to resolve the Dispute. For any such purpose, any of the Interested Parties may notify the other parties to attend the meeting to be held to resolve the Dispute by means of amicable discussions in good faith (“Dispute Notice”). In the event of failure to reach an amicable resolution, within a period of 30 (thirty) days counted from the delivery of the Dispute Notice, the Dispute shall be resolved by means of arbitration proceeding, to be held before and managed by the Arbitration and Mediation Center of the Chamber of Commerce Brazil — Canada (“CCBC”).

9.12.1.           If, within the period of 30 (thirty) days following the delivery of the Dispute Notice, any of the Interested Parties considers the possibility of reaching an amicable solution as remote, any such Interested Party may deliver to the other Interested Party a notice closing the negotiations (“Negotiation Closing Notice”). Upon lapse of a period of 24 (twenty four) hours counted from the delivery of the Negotiation Closing Notice, any of the Interested Parties may commence the arbitration proceeding.

9.12.2.           The arbitration shall be held in accordance with the procedural rules of CCBC in force on the date of arbitration.

9.12.3.           The arbitration shall be carried out by an arbitration court consisting of three arbitration enrolled with the Brazilian Bar Association (“Arbitration Court”).

9.12.4.           Each Interested Party shall appoint one arbitration. In the event of verification of more than one plaintiff, all plaintiffs shall appoint one single arbitrator upon mutual agreement; in the event of more than one defendant, all defendants shall appoint one single arbitrator upon mutual agreement. The third arbitration, who will preside over the Arbitration Court, shall be mutually selected by the arbitrators appointed by the Interested Parties.

9.12.5.           Any omissions, disputes, claims and disagreements with respect to the appointment of the arbitrators by the Interested Parties or the selection of the third arbitrator shall be decided by CCBC.

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

9.12.6.           The seat of arbitration shall be in the City of São Paulo, and the Arbitration Court may reasonably determine the performance of the arbitration proceeding in other locations.

9.12.7.           The arbitration shall be held in Portuguese language.

9.12.8.           The arbitration shall be valid, upon application of the rules and principles of the laws of the Federative Republic of Brazil, it being prohibited judgment by equity.

9.12.9.           The arbitration shall be concluded within a period of 6 (six) months, which period may be reasonably extended by the Arbitration Court.

9.12.10.         The arbitration shall be confidential, and such confidentiality obligation shall be observed even after the conclusion thereof.

9.12.11.         The arbitration awards shall be final and binding, and no appeal against such awards shall be applicable, except for the correction and explanation requests set forth in Article 30 of Law nº 9,307/96.

9.12.12.         The Arbitration Court shall hand down a decision on the sharing of expenses and determination of burden of defeat, subject to the rules of CCBC and, in the event of omission or incompetence thereof, the principles of burden of defeat (whole or partial), subject to the principles of reasonability and proportionality.

9.12.13.         Prior to the establishment of the Arbitration Court, any of the Interested Parties may request preliminary injunctions or advanced reliefs to the Judiciary Branch, it being understood that any potential request of preliminary injunctions or advanced reliefs to the Judiciary Branch shall not affect the existence, validity and effectiveness of the arbitration proceeding nor shall constitute a waiver with respect to the need of submission of the Dispute to arbitration. After establishment of the Arbitration Court, the requests of preliminary injunctions or advanced reliefs shall be submitted to the Arbitration Court, which may resort to the provisions set forth in Article 22, § 4, of Law nº 9.307/96.

9.12.14.         With respect to the measures set forth in Section 9.12.13, for purposes of enforcement of the arbitration awards, and with respect to the matters not submitted to arbitration, it is hereby elected the Court of the Judiciary District of São Paulo, in the State

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

of São Paulo, as the sole competent court, to the express waiver of any other, no matter how special or privileged it may be.

In witness whereof, the Parties hereto have caused this Agreement to be executed in 4 (four) counterparts, same in content and format, in the presence of the 2 (two) undersigned witnesses.

São Paulo, January 26th, 2010.

BUNGE FERTILIZANTES S.A.

/s/ Mario Alves Barbosa Neto	/s/ Ariosto da Riva Neto
By: Mario Alves Barbosa Neto	By: Ariosto da Riva Neto
Title: Officer	Title: Diretor

BUNGE BRASIL HOLDINGS B.V.

/s/ Milton Notrispe	/s/ Hildegard Gutz Horta
By: Milton Notrispe	By: Hildegard Gutz Horta
Title: Attorney-in-fact	Attorney-in-fact

MINERAÇÃO NAQUE S.A.

/s/ Eduardo Jorge Ledsham	/s/ Felipe Klemperer
By: Eduardo Jorge Ledsham	By: Felipe Klemperer
Title: Attorney-in-fact	Title: Attorney-in-fact

[RESUME IN THE NEXT PAGE]

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

[RESUME OF THE SIGNATURE PAGE OF THE SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS, EXECUTED ON JANUARY, 26TH 2010, BETWEEN MINERAÇÃO NAQUE S.A., AS BUYER, BUNGE FERTILIZANTES S.A. AND BUNGE BRASIL HOLDINGS B.V., AS SELLERS, VALE S.A. AND BUNGE LIMITED]

VALE S.A.

/s/ Eduardo Jorge Ledsham	/s/ Felipe Klemperer
By: Eduardo Jorge Ledsham	By: Felipe Klemperer
Title: Attorney-in-fact	Title: Attorney-in-fact

BUNGE LIMITED

/s/ Milton Notrispe	/s/ Hildegard Gutz Horta
By: Milton Notrispe	By: Hildegard Gutz Horta
Title: Attorney-in-fact	Title: Attorney-in-fact

Witnesses:

1.	/s/ Paulo Inácio Calandrino	2.	/s/ Alex Sando Monteiro B. Silva
Name: Paulo Inácio Calandrino		Name: Alex Sando Monteiro B. Silva
ID:		ID:

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

EXHIBIT 7.1(A)

TO THE SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

REPRESENTATIONS AND WARRANTIES OF THE SELLERS, IN CONNECTION WITH THE SELLERS, THE COMPANY AND THE SUBSIDIARIES

The Sellers represent and warrant, as of this date, to the Buyer as follows:

1.             Organization and Existence. BFE is legally organized and is validly existing under the laws of the Federative Republic of Brazil. BBH is legally organized and is validly existing under the laws of Holland. Bunge Ltd. was legally organized and is validly existing under the laws of Bermuda. Fosfertil, Ultrafertil and UF Distribuidora are legally organized and are validly existing under the laws of the Federative Republic of Brazil. Fosfertil, Ultrafertil and UF Distribuidora are authorized to conduct their businesses and operations as they have been conducted heretofore.

2.             Power and Authority. The Sellers and Bunge Ltd. have full authority to enter into this Agreement and carry out all the transactions provided herein, as well as comply with all the obligations hereunder, having taken all the necessary measures to authorize the execution hereof, there being no legal or contractual bar in relation to the Sellers, the Company and/or Bunge Ltd. in connection with the assignment and transfer of the Purchased Shares to the Buyer, as well as the compliance with the other obligations undertaken under this Agreement. No further measure or action is required to authorize the execution, delivery and performance of this Agreement by the Sellers and Bunge Ltd.

3.             Binding Effect. This Agreement constitutes a legal and valid obligation binding upon the Sellers and Bunge Ltd. and enforceable in accordance to its provisions.

4.             No Violations; Consents. Except as indicated in items A, D, E and F of Exhibit 7.1(C), neither the execution and delivery of this Agreement by the Sellers, nor the performance, by the Sellers and Bunge Ltd., of any and all of their obligations under this Agreement, nor the implementation of the transactions contemplated herein shall:

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(a)                 violate the By-Laws and other corporate documents of the Sellers and Bunge Ltd.;

(b)                infringe, conflict with or result in breach or termination of, or otherwise entitle other party to rights or additional compensation due to, or right to terminate, or constitute default under, any Relevant Agreement to which the Company and Fertifos are party, or to or by which Company and Fertifos or any of their respective properties and assets are subject or bound to;

(c)                 violate or conflict with any statute, ordinance, law, rule, regulation, license or permission, decision or order of any court, arbitrator, arbitration panel, or other Governmental or regulatory Authority to which the Sellers, the Company, Fosfertil, Fertifos and, of the Sellers’ Knowledge, Fosbrasil, or any of their assets, are subject to;

(d)                depend on any consent, approval, or authorization from, notification to, or filing or registry before, with any person, entity, court or Governmental or regulatory Authority, in Brazil or abroad, except for the requirement to submit the transactions of this Agreement before the SBDC, as set forth in Section 5.8 of the Agreement, as well as the approval of third parties and Governmental Authorities to transfer the Permits, agreements and Mineral Rights listed in Exhibit 5.2(a), 5.2(b) and 1.1(E) to the Company; or

(e)                 result or will result in the creation of Lien on any assets of the Sellers, the Company, Fertifos and, of the Sellers’ Knowledge, of Fosbrasil.

5.             Compliance with Governing Law. The Company and Fertifos have always complied, in all material aspects, with all the laws, regulations, rules, instructions, decisions and court rulings, arbitration or administrative orders applicable thereto, including as concerns their customers, consumers, suppliers, and competitors.

6.             Capital Stock, Shares, Equity Interest in the Company and in the Subsidiaries. The capital stock of the Company and Subsidiaries is as described in Exhibit II to the Agreement. As of this date, the Sellers are lawful owners of the Purchased Shares, the Company and the Subsidiaries, as the case may be, are the lawful owners of shares and quotas in the Subsidiaries indicated in the Exhibit II, along with all they represent, including the right to receive dividends, bonuses, and any other rights related to them, all of which validly issued and paid in pursuant to the Equity Interests Held by the Company, as

2

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

per Exhibit II. The Equity Interests Held by the Company, as described per Exhibit II, represent the totality of shares/quotas, as the case may be, owned directly or indirectly by the Sellers in the Company and Subsidiaries, not existing any other equity interest of the Sellers in the Company and Subsidiaries which are not described in Exhibit II.

6.1.             The corporate books and records of the Company and Fertifos and, which are of the Sellers’ Knowledge, of Fosfertil, Ultrafertil, UF Distribuidora and Fosbrasil, are true, accurate and complete in all material respects, in compliance with the applicable laws and regulations.

6.2.             Except as indicated in item A of Exhibit 7.1(C), the shares and quotas issued by the Company and Subsidiaries, held whether direct or indirectly by the Sellers, as the case may be, are free and clear of any and all Liens and there is no right of subscription, option, promise, preemptive rights, shareholders’ agreement or other right to acquire any shares issued by the Company. Fertifos’ Shareholders’ Agreement is in full force and binding upon the Company in all its terms.

7.             Interest in Other Companies. As of this date, the Company is the owner of the equity interests as indicated in Exhibit II and has no interest, whether direct or indirectly, in companies other than the Subsidiaries.

8.             Shares or Securities Plans and/or Options. There is no plan or valid offer made by the Sellers, by the Company, Fertifos and, of the Sellers’ Knowledge, by Fosfertil, Ultrafertil, UF Distribuidora and Fosbrasil, which purpose is the granting of a call option, subscription, promise, acquisition or any other right of acquisition, including by means of conversion of equity or credit, of shares, or securities issued by the Company and/or the Subsidiaries.

9.             Compensation of Fosfertil, Ultrafertil and UF Distribuidora’s Directors and Officers. There is no compensation raise or indemnifications of any type owed by the Fosfertil, Ultrafertil and UF Distribuidora to their current administrators as a result of the transfer of control of the Company.

10.           Financial Statements of Fosfertil, Ultrafertil and UF Distribuidora. Except as indicated in items B.4 and I.1 of Exhibit 7.1(C), to the Sellers’ Knowledge, Fosfertil’s, Ultrafertil’s and UF Distribuidora’s Financial Statements, dated as of December 31, 2009, are Materially true, correct and complete, in accordance with applicable laws and

3

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

regulations and the generally accepted accounting principles of Brazil, and with practices usually applied by Fosfertil, Ultrafertil and UF Distribuidora in the preparation of their financial statements and accounting information.

10.1.             For the purposes of this section, “Material” means any circumstance, fact or event occurred or verified before or on the date of the abovementioned Financial Statements which, individually (or jointly, in events of the same nature), represents a Loss to Fosfertil and/or its Controlled entities, in aggregate value, greater than US$200,000,000.00 (two hundred million United States dollars), and that, despite the fact that should have been accounted, was not registered in the Financial Statements.

11.           Financial Statements, Books and Records of IFC. Except as indicated in item B.2 and I.2 of Exhibit 7.1(C), to the Sellers’ Knowledge, IFC’s Financial Statements, attached to the Agreement as Exhibit 8.4(A), are materially true, accurate and complete and have been prepared in accordance with applicable laws and regulations and the generally accepted accounting principles of Brazil, and consistent with practices usually applied by IFC in the preparation of their financial statements and accounting information.

Exhibits: For purposes of the present Exhibit 7.1(A), the content of an Exhibit concerning a certain representation or warranty rendered by the Sellers can only be used or interpreted as a constitutive part of the respective representation or warranty, and cannot be extended, interpreted or used as a constitutive part of any other representation or warranty, or any other Section of this Agreement.

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

EXHIBIT 7.1(B)

SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

REPRESENTATIONS AND WARRANTIES OF THE SELLERS SOLELY IN CONNECTION WITH THE COMPANY, FERTIFOS AND FOSBRASIL

The Sellers represent and warrant, as of this date, to the Buyer as follows:

1.             Organization and Existence. The Company, Fertifos and Fosbrasil are legally organized and validly existing under the laws of the Federative Republic of Brazil. The Company, Fertifos and, of the Sellers’ Knowledge, Fosbrasil are authorized to conduct their businesses and operations as they have been conducted heretofore, except as provided in items D, E and F of Exhibit 7.1(C).

2.             Directors and Officers’ Compensation. There is no compensation raise or indemnifications owed by the Company, Fertifos and, of the Sellers’ Knowledge, Fosbrasil, to their current directors and officers as a result of the transfer of control of the Company.

3.             Financial Statements, Books, and Records of the Company. The unaudited financial statements of the Company, Fertifos and, of the Sellers’ Knowledge, Fosbrasil, attached to the Agreement as Exhibit 3.2(B) and Exhibit 8.4 (A), as well as all the tax and accounting books and records of the Company, Fertifos and, of the Sellers’ Knowledge, Fosbrasil, are true, correct and complete, reflect strictly the equity position of the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, on the Base Date, and were prepared in accordance with applicable laws and regulations and generally accepted accounting principles of Brazil, consistent with practices usually applied by the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, in the preparation of their financial statements and accounting information.

4.             Employees and Labor Considerations. The Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, are in compliance with all applicable labor and social security laws and regulations (including collective bargaining agreements), relatively to all of their

5

This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

employees, including, but not limited to, salaries, working hours, equitable labor practices, safety, health and labor and/or social security charges. Without prejudice of the previous representation: (i) all employees of the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil are properly registered on the proper books and records; (ii) the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil have obtained all registrations and filings and have taken all actions required under the applicable laws and regulations as to social security, labor law and social contributions; (iii) the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil are in good standing relatively to all of their labor and social security obligations to all of their employees and have timely made all payments to or in connection with their employees pursuant to the applicable laws and regulations, including social security and FGTS; and (iv) expect as indicated in item H of Exhibit 7.1(C), the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil have no  profit sharing or benefits plans offered to their directors and officers.

5.             Labor Claims and Social Security Proceedings. As of this date, except as indicated in item B.1 of Exhibit 7.1(C), the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, are not parties to any labor, social security or social security contribution related dispute or claim and, neither is of the Sellers’ Knowledge, any other third party writing claim pending or threatened against the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, before any Governmental Authority or entity with authority to settle labor and social security conflicts.

6.             Taxes. Every Tax return required to be filed by the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, relatively to fiscal years ending on or before this date, as well as information required by any Governmental Authority with authority to require such filings, including, but not limited to, the Brazilian Federal Revenue, Ministry of Labor and Brazilian Social Security Institute (INSS), have been or will be timely prepared, in compliance with applicable laws and regulations. Except as indicated in item B.1 of Exhibit 7.1(C), and for Taxes which requirement is being disputed in good faith, in court or administratively), the Company, Fertifos and, of the Sellers’ Knowledge, Fosbrasil, paid, accepted schedule of payments or provisioned all the Taxes owed heretofore pursuant to applicable laws and regulations.

7.             Tax Proceedings. Except as indicated in item B.1 of Exhibit 7.1(C), the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, are not parties to any infraction notice, assessment process or claim, collection or pending issue relatively to Taxes, whether in court or processed by any Governmental Authority.

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

8.             Litigation. As of this date, except as indicated in item B of Exhibit 7.1(C), the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil are not parties in any suit of civil or administrative nature, arbitration or public investigation, (including suits that encumber the Establishments and Assets), and attest that there are no other imminent legal action, proceedings or suit of civil or administrative nature, arbitration or public investigation informed or threatened in written form to the Seller’s, the Company or Fertifos.

9.             Contracts. The agreements necessary to the development of the Company’s regular activities, substantially  as conveyed until the present date, as well as the agreements listed in Exhibit 5.2(b) (jointly, the “Relevant Agreements”) (a) were or will be assigned to the Company until the Closing Date; (b) were entered in usual market conditions and pursuant to the ordinary course of business conveyed by the Company; (c) are valid, in force and effective, and have been complied in all its material aspects. The agreements entered into by Fertifos (a) were executed in usual market conditions and pursuant to the ordinary course of business conveyed; (b) are valid, in force and effective, and have been complied in all its material aspects. Neither the Company nor Fertifos are parties in financial contracts that, in the event of change in their corporate control, will result in early maturity. Neither the Company nor Fertifos posted any bonds, sureties or collateral guarantees in favor of any third parties.

10.           Insurance. Without prejudice of the provision in representation in item [•] above, all material property and assets of the Company, Fertifos, and, to the Sellers’ Knowledge, Fosbrasil, are subject to, and covered by insurance policies. The premium of such expired insurances were timely paid. The Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil have not received any notice of cancellation of the insurance policies.

11.           Company’s Assets. Except as indicated in items A and C of Exhibit 7.1(C), the Company is the lawful owner and holder of the Equity Interests Held by the Company, of the Establishments and Assets, all of which are free and clear of Liens. The Purchased Shares, the Establishments and Assets represent the totality of the business of production of phosphate by the Sellers and its Affiliates in Brazil.

12.           Permits. Except as indicated in item D of Exhibit 7.1(C), the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil hold all the Permits to pursue their corporate purposes and conduct their activities and businesses as conducted heretofore. To the

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

Sellers’ Knowledge, there is nothing to prevent the Company from obtaining the Permits referred to in item D of Exhibit 7.1(C).

13.           Intellectual Property. Except as indicated in item F of Exhibit 7.1(C), the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil are the sole owners of or hold effective licenses and valid patent applications to use all the trademarks and related rights, trade names, domain names, copyrights, patents, trade secrets, know-how, software, database,  logic codes, websites and other proprietary technology processing information, and applications for registration of all previously mentioned rights that are currently used by the Company, Fertifos  and, to the Sellers’ Knowledge, Fosbrasil (“Intellectual Property”). Moreover, (a) there is no Lien or restrictions on the Intellectual Property owned by the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil; (b) all payments related to the Intellectual Property owned by the Company, Fertifos and, to the Sellers’ Knowledge, by Fosbrasil have been and are made fully and timely; (c) no third party has been granted any rights in the Intellectual Property owned by the Company, by Fertifos  and, to the Sellers’ Knowledge, Fosbrasil; and (d) the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil have neither infringed or appropriated third party’s intellectual property rights.

14.           Mineral Rights. Exhibit 1.1. (E) contains a list of the mineral rights owned by the Sellers and its Affiliates in Brazil, whether connected and/or related to an authorization request for mineral research, permit of mineral research, request for mining, mining concession, mining groups, involvement on procedure of area disposal and any other process and/or administrative procedure referred to mining before DNPM, the Ministry of Mines and Energy and/or before any other agencies or councils.

14.1.           Except for the provisions set forth in item D of Exhibit 7.1(C), (a) there is no prevention for the Company to obtain the ownership of the Mineral Rights within the time-period usually practiced by DNPM and the Ministry of Mines and Energy and/or any agencies or counsels, (b) the Company’s Mineral Rights are free of any Liens or before DNPM and/or before the Ministry of Mines and Energy and are not subject to any other agreements or negotiation with third parties, except for disputes arising or resulting from third parties interventions, which are usual in this type of registration and that do not pose threat to the mineral title; (c) the activities related to the Mineral Rights have been conducted by the Company in accordance with the current legislation and all charges, fees, taxes or debts related to the Mineral Rights were duly paid, and there are neither amounts pending payment this date, nor any notices and/or proceedings that jeopardize or may jeopardize the Mining Rights. The Company took all necessary and reasonably expected

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

measures to prevent that any interruption requests in course before the DNPM related to the Mineral Rights, approved or not, cause the imposition of any penalty, restriction or prevention of the activity of research and mining related to the Mineral Rights, neither to the transfer of its ownership to or by the Company.

14.2.           Neither Fertifos nor, to the Sellers’ Knowledge, Fosbrasil are owners of Mineral Rights.

15.           Real Property. Except as indicated in items C and F of Exhibit 7.1(C), all the real property owned by the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil (“Real Property”) is free and clear of Liens. The Company owns good and fair title to, subject to disposal not being characterized as fraudulent disposal against creditors or execution, all real property it owns, as it is, or valid, in force and effective leases perfected under lease agreements for determined time in writing. To the Sellers’ Knowledge, the Company, Fertifos and Fosbrasil have not received any court or administrative notice, oral or written, of any threatened condemnation, expropriation, landmark listing or other measure that affects the Real Property.

16.           Receivables and Inventory. All receivables and inventories of the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil have been registered in the Financial Statements consistently with past practices applied by the Company, Fertifos and, to the Sellers’ Knowledge, Fosbrasil, and are valid and existent, collectable or subject to use, as applicable, through its regular course of business and consistent with past practices.

17.           Company’s, Fertifos’ and Fosbrasil’s Ordinary Course of Business. Since January 1, 2010, until the present date, the Company, Fertifos and, of the Seller’s Knowledge, Fosbrasil has conducted its business in its regular and ordinary course.

18.           Compliance of Applicable Legislation. The Company, Fertifos and, to the Seller’s Knowledge, Fosbrasil have always complied, in all material aspects, with all laws, regulations, regulatory acts, judicial and administrative decisions and rulings, as well as arbitration awards, in respect to such legislation, including in respect to clients, consumers, suppliers and competitors.

Exhibits: For purposes of the present Exhibit 7.1(B), the content of an Exhibit concerning a certain representation or warranty rendered by the Seller’s can only be used or interpreted as a constitutive part of the respective representation or warranty, and cannot be extended,

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

interpreted or used as a constitutive part of any other representation or warranty, or any other Section of this Agreement.

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

EXHIBIT 7.2

SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer and Vale represent and warrant, as of this date, to the Sellers as follows:

1.             Organization. The Buyer and Vale are legally organized and validly existing under the laws of the Federative Republic of Brazil.

2.             Power and Authority. The Buyer and Vale have full authority to enter into this Agreement and carry out all the transactions provided herein, having taken all the necessary measures to authorize the execution hereof, there being no legal or contractual bar in relation to the Buyer and/or Vale to comply with obligations undertaken under this Agreement. The execution and delivery of this Agreement by the Buyer and Vale, and the performance of the obligations by Buyer and Vale have been duly authorized by all corporate acts by the Buyer and Vale, as the case may be. No further action is required to authorize the execution, delivery and performance of this Agreement by the Seller and Vale. No further measure or action is required to authorize the execution, delivery and performance of this Agreement by the Buyer and Vale.

3.             No Violations; Consents. Neither the execution and delivery nor the performance by the Buyer and Vale of all and any of their obligations, nor the implementation by the Buyer and Vale of the obligations and transactions contemplated herein, shall:

(a)                 violate the by-laws or other corporate documents of the Buyer and Vale;

(b)                infringe, conflict with or result in breach or termination of, or otherwise entitle other party to rights or additional compensation due to, or right to terminate, or constitute default under, the terms of any material agreement to which the Buyer or Vale is a party, or to or by which the Buyer or Vale or any of their respective properties and assets are subject or bound to;

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This agreement is filed as a translation from the original Portuguese language version and is supplied solely for informational purposes. The original version in the Portuguese language is the definitive agreement and is the version that has legal force and effect.

(c)           violate or conflict with any statute, ordinance, law, rule, regulation, license or permission, decision or order of any court, arbitrator, arbitration panel, or other Governmental or regulatory Authority to which the Buyer or Vale, or any of their assets, are subject to;

(d)          depend on any consent, approval, or authorization from, notification to, or filing or registry before, with any person, entity, court or Governmental or regulatory Authority, in Brazil or abroad, except for the requirement to submit the transactions of this Agreement before the SBDC, as set forth in Section 5.8 of the Agreement, as well as the approval of third parties and Governmental Authorities to transfer the Permits, agreements and Mineral Rights listed in Exhibit 1.1(E), 5.2(a) and 5.2(b) to the Company; or

(e)                 result or will result in establishment of Lien on any assets owned by the Company or Vale.

4.             Binding Effect. This Agreement constitutes a legal and valid obligation binding upon the Buyer and Vale, and enforceable in accordance to its provisions.

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